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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Liberty Interactive Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

LIBERTY INTERACTIVE CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

June 23, 2014

Dear Stockholder:

        You are cordially invited to attend the 2014 annual meeting of stockholders of Liberty Interactive Corporation (Liberty Interactive) to be held at 9:00 a.m., local time, on August 4, 2014, at the corporate offices of Starz, 8900 Liberty Circle, Englewood, CO, 80112, telephone (720) 852-7700.

        At the annual meeting, you will be asked to consider and vote on the proposals described in the accompanying notice of annual meeting and proxy statement, as well as on such other business as may properly come before the meeting.

        Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please read the enclosed proxy materials and then promptly vote via the Internet or telephone or by completing, signing and returning by mail the enclosed proxy card. Doing so will not prevent you from later revoking your proxy or changing your vote at the meeting.

        Thank you for your cooperation and continued support and interest in Liberty Interactive.

Very truly yours,
Gregory B. Maffei President and Chief Executive Officer

        The Notice of Internet Availability of Proxy Materials is first being mailed on or about June 23, 2014, and the proxy materials relating to the annual meeting will first be made available on or about the same date.

LIBERTY INTERACTIVE CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held on August 4, 2014

        NOTICE IS HEREBY GIVEN of the annual meeting of stockholders of Liberty Interactive Corporation (Liberty Interactive) to be held at 9:00 a.m., local time, on August 4, 2014, at the corporate offices of Starz, 8900 Liberty Circle, Englewood, CO, 80112, telephone (720) 852-7700, to consider and vote on the following proposals:

  1.
  A proposal (which we refer to as the election of directors proposal) to elect Evan D. Malone, David E. Rapley and Larry E. Romrell to continue serving as Class I members of our board until the 2017 annual meeting of stockholders or their earlier resignation or removal;

  2.
  A proposal (which we refer to as the say-on-pay proposal) to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading "Executive Compensation"; and

  3.
  A proposal (which we refer to as the auditors ratification proposal) to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2014.

        You may also be asked to consider and vote on such other business as may properly come before the annual meeting.

        Holders of record of our Series A Liberty Interactive common stock, par value $0.01 per share, Series B Liberty Interactive common stock, par value $0.01 per share, Series A Liberty Ventures common stock, par value $0.01 per share, and Series B Liberty Ventures common stock, par value $0.01 per share, in each case, outstanding as of 5:00 p.m., New York City time, on June 19, 2014, the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A list of stockholders entitled to vote at the annual meeting will be available at our offices in Englewood, Colorado for review by our stockholders for any purpose germane to the annual meeting for at least ten days prior to the annual meeting.

        We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.

        Our board of directors has unanimously approved each proposal and recommends that you vote "FOR" the election of each director nominee and "FOR" each of the say-on-pay proposal and the auditors ratification proposal.

        Votes may be cast in person at the annual meeting or by proxy prior to the meeting by telephone, via the Internet, or by mail.

        YOUR VOTE IS IMPORTANT.    Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the annual meeting.

                      By order of the board of directors,

                      Pamela L. Coe
                       Vice President, Deputy General Counsel and Secretary

Englewood, Colorado
June 23, 2014

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, IF YOU RECEIVED A PAPER PROXY CARD, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

i

ii

LIBERTY INTERACTIVE CORPORATION
a Delaware corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5300

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

        We are furnishing this proxy statement in connection with the board of directors' solicitation of proxies for use at our 2014 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, at the corporate offices of Starz, 8900 Liberty Circle, Englewood, CO, 80112 on August 4, 2014, or at any adjournment or postponement of the annual meeting. At the annual meeting, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement. We are soliciting proxies from holders of our Series A Liberty Interactive common stock, par value $0.01 per share (LINTA), Series B Liberty Interactive common stock, par value $0.01 per share (LINTB), Series A Liberty Ventures common stock, par value $0.01 per share (LVNTA), and Series B Liberty Ventures common stock, par value $0.01 per share (LVNTB). We refer to LINTA, LINTB, LVNTA and LVNTB together as our common stock.

THE ANNUAL MEETING

Notice and Access of Proxy Materials

        We have elected, in accordance with the Securities and Exchange Commission's "Notice and Access" rule, to deliver a Notice of Internet Availability of Proxy Materials (the Notice) to our stockholders and to post our proxy statement and our annual report to our stockholders (collectively, the proxy materials) electronically. The Notice is first being mailed to our stockholders on or about June 23, 2014. The proxy materials will first be made available to our stockholders on or about the same date.

        The Notice instructs you how to access and review the proxy materials and how to submit your proxy via the Internet or by telephone. The Notice also instructs you how to request and receive a paper copy of the proxy materials, including a proxy card or voting instruction form, at no charge. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so.

Electronic Delivery

        Registered stockholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/investor. Beneficial holders may sign up for electronic delivery when voting by Internet at www.proxyvote.com, by following the prompts. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. You may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at 866-367-6355 (outside the United States 1-781-575-3400). Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

Time, Place and Date

        The annual meeting of the stockholders is to be held at 9:00 a.m., local time, on August 4, 2014, at the corporate offices of Starz, 8900 Liberty Circle, Englewood, CO 80112, telephone (720) 852-7700.

 Purpose

        At the annual meeting, you will be asked to consider and vote on each of the following:

  •
  the election of directors proposal, to elect Evan D. Malone, David E. Rapley and Larry E. Romrell to continue serving as Class I members of our board until the 2017 annual meeting of stockholders or their earlier resignation or removal;

  •
  the say-on-pay proposal, to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading "Executive Compensation"; and

  •
  the auditors ratification proposal, to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2014.

        You may also be asked to consider and vote on such other business as may properly come before the annual meeting, although we are not aware at this time of any other business that might come before the annual meeting.

Quorum

        In order to conduct the business of the annual meeting, a quorum must be present. This means that at least a majority of the aggregate voting power represented by the shares of our common stock outstanding on the record date must be represented at the annual meeting either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on a particular proposal or proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares (broker non-votes) will nevertheless be treated as present for purposes of determining the presence of a quorum. See "—Voting Procedures for Shares Held in Street Name—Effect of Broker Non-Votes" below.

Who May Vote

        Holders of shares of our common stock, as recorded in our stock register as of 5:00 p.m., New York City time, on June 19, 2014 (such date and time, the record date for the annual meeting), will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof.

Votes Required

        Each director nominee who receives a plurality of the affirmative votes of the outstanding shares of our common stock that are entitled to vote at the annual meeting and are voted in person or by proxy, voting together as a single class, will be elected to office.

        Approval of each of the say-on-pay proposal and the auditors ratification proposal requires the affirmative vote of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

Votes You Have

        At the annual meeting, holders of shares of LINTA will have one vote per share, holders of shares of LINTB will have ten votes per share, holders of shares of LVNTA will have one vote per share, and holders of LVNTB will have ten votes per share, in each case, that our records show are owned as of the record date.

 Recommendation of Our Board of Directors

        Our board of directors has approved each of the proposals and recommends that you vote "FOR" each of them.

Shares Outstanding

        As of the record date, an aggregate of 456,846,872 shares of LINTA, 28,880,870 shares of LINTB, 70,792,466 shares of LVNTA and 2,885,370 shares of LVNTB were issued and outstanding and entitled to vote at the annual meeting.

Number of Holders

        There were, as of the record date, approximately 1,860 and 110 record holders of LINTA and LINTB, respectively, and approximately 1,200 and 80 record holders of LVNTA and LVNTB, respectively (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).

Voting Procedures for Record Holders

        Holders of record of our common stock as of the record date may vote in person at the annual meeting. Alternatively, they may give a proxy by completing, signing, dating and returning the proxy card by mail, or by voting by telephone or through the Internet. Instructions for voting by using the telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, holders should have their proxy cards available so they can input the required information from the card, and log onto the Internet website address shown on the proxy card. When holders log onto the Internet website address, they will receive instructions on how to vote their shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described herein and received at or before the annual meeting will be voted in accordance with the instructions on the proxy.

        YOUR VOTE IS IMPORTANT.    It is recommended that you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting.

        If a proxy is signed and returned by a record holder without indicating any voting instructions as to a proposal enumerated in the Notice of Annual Meeting of Stockholders, the shares represented by the proxy will be voted "FOR" the approval of that proposal.

        If you submit a proxy card on which you indicate that you abstain from voting as to a proposal, it will have no effect on the election of directors proposal, and will have the same effect as a vote "AGAINST" the say-on-pay proposal and the auditors ratification proposal.

        If you do not submit a proxy or you do not vote in person at the annual meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (if a quorum is present).

Voting Procedures for Shares Held in Street Name

        General.    If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares or to grant or revoke a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, all the proposals described in this proxy statement other than the auditors ratification proposal. Accordingly, to ensure your shares held in street name are voted on these matters, we encourage you to provide promptly specific voting instructions to your broker, bank or other nominee.

        Effect of Broker Non-Votes.    Broker non-votes are counted as shares of our common stock present and entitled to vote for purposes of determining a quorum but will have no effect on any of the proposals. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of common stock or how to change your vote or revoke your proxy.

Revoking a Proxy

        If you submitted a proxy prior to the start of the annual meeting, you may change your vote by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Interactive Corporation, c/o Computershare Trust Company, N.A., P.O. Box 43102, Providence, Rhode Island 02940. Any signed proxy revocation or new signed proxy must be received before the start of the annual meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 2:00 a.m., New York City time, on August 4, 2014.

        Your attendance at the annual meeting will not, by itself, revoke a prior vote or proxy from you.

        If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.

Solicitation of Proxies

        We are soliciting proxies by means of our proxy statement and our annual report (together, the proxy materials) on behalf of our board of directors. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending the Notice and, if requested, paper proxy materials to you and getting your voting instructions.

Other Matters to Be Voted on at the Annual Meeting

        Our board of directors is not currently aware of any business to be acted on at the annual meeting other than that which is described in the Notice of Annual Meeting of Stockholders and this proxy statement. If, however, other matters are properly brought to a vote at the annual meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment, unless you indicate otherwise in your proxy. In the event there is a proposal to adjourn or postpone the annual meeting, the persons designated as proxies will have discretion to vote on that proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth information concerning shares of our common stock beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of any series of our common stock. All of such information is based on publicly available filings.

        The security ownership information is given as of March 31, 2014, and, in the case of percentage ownership information, is based upon (1) 464,806,904 LINTA shares, (2) 28,884,103 LINTB shares, (3) 35,393,384 LVNTA shares and (4) 1,442,689 LVNTB shares, in each case, outstanding on that date, and does not take into account the April 2014 Liberty Ventures stock split. The percentage voting power is presented on an aggregate basis for all series of common stock.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
John C. Malone	LINTA	2,729,132	(1)	*	36.0
c/o Liberty Interactive Corporation	LINTB	27,689,711	(1)	94.4
12300 Liberty Boulevard	LVNTA	597,190	(1)	1.7
Englewood, CO 80112	LVNTB	1,384,750	(1)	94.6
Macquarie Group Limited	LINTA	31,241,738	(2)	6.7	3.9
No. 1 Martin Place
Sydney, New South Wales, Australia
FPR Partners, LLC	LVNTA	2,859,916	(3)	8.1	*
199 Fremont Street, Suite 2500
San Francisco, CA 94105-2261
Jana Partners LLC	LVNTA	1,938,940	(4)	5.5	*
767 Fifth Avenue, 8th Floor
New York, NY 10153
ClearBridge Advisors, LLC	LINTA	27,439,601	(5)	5.9	3.4
399 Park Avenue
New York, NY 10022
BlackRock, Inc.	LINTA	28,417,512	(6)	6.1	3.5
40 East 52nd Street
New York, NY 10022
FMR LLC	LINTA	27,097,501	(7)	5.8	3.4
245 Summer Street
Boston, MA 02210

*
Less than one percent

(1)
Information with respect to shares of our common stock beneficially owned by Mr. Malone, our Chairman of the Board, is also set forth in "—Security Ownership of Management."

(2)
Based on Schedule 13G, dated February 14, 2014, filed jointly by Macquarie Group Limited, Macquarie Bank Limited, Macquarie Investment Management Limited (MIM), Delaware Management Holdings, Inc. and Delaware Management Business Trust (DMB), which states that MIM has sole dispositive and sole voting power over 12,800 shares and DMB has sole dispositive and sole voting power over 31,228,938 shares.

(3)
Based on Amendment No. 1 to Schedule 13G, dated February 14, 2014, filed by FPR Partners, LLC (FPR Partners), which states that FPR Partners has sole voting and dispositive power over such shares.

(4)
Based on Amendment No. 1 to Schedule 13G, dated February 14, 2014, filed by Jana Partners LLC (Jana Partners), which states that Jana Partners has sole voting and dispositive power over such shares.

(5)
Based on Amendment No. 1 to Schedule 13G, dated February 13, 2009, filed by ClearBridge Advisors, LLC (ClearBridge) which states that ClearBridge has sole voting power over 19,600,089 shares and sole dispositive power over 27,439,601 shares.

(6)
Based on Amendment No. 1 to Schedule 13G, filed March 9, 2011, filed by BlackRock, Inc. (BlackRock) which states that BlackRock has sole voting power and sole dispositive power over 28,417,512 shares.

(7)
Based on Schedule 13G, dated February 14, 2014, filed by FMR LLC (FMR), which states that FMR and Edward C. Johnson 3d, through their control of Fidelity Management & Research Company, a wholly owned subsidiary of FMR, and certain funds have sole voting power over 242,530 shares and sole dispositive power over 27,097,501 shares.

Security Ownership of Management

        The following table sets forth information with respect to the ownership by each of our directors and named executive officers and by all of our directors and executive officers as a group of shares of (1) each series of our common stock (LINTA, LINTB, LVNTA and LVNTB) and (2) the Common Stock, par value $0.001 per share (TRIP), of our consolidated subsidiary TripAdvisor, Inc. (TripAdvisor). None of our directors or named executive officers own shares of TripAdvisor's Class B Common Stock, par value $0.001 per share (TripAdvisor Class B). The security ownership information with respect to our common stock is given as of March 31, 2014 and does not take into account the April 2014 Liberty Ventures stock split, and, in the case of percentage ownership information, is based upon (1) 464,806,904 LINTA shares, (2) 28,884,103 LINTB shares, (3) 35,393,384 LVNTA shares and (4) 1,442,689 LVNTB shares, in each case, outstanding on that date. The security ownership information with respect to TripAdvisor is given as of March 31, 2014, and, in the case of percentage ownership information, is based on 129,432,796 TRIP shares and 12,799,999 TripAdvisor Class B shares, in each case, outstanding on February 6, 2014. The percentage voting power is presented in the table below on an aggregate basis for all series of common stock.

        Shares of restricted stock that have been granted pursuant to our incentive plans are included in the outstanding share numbers, for purposes of the table below and throughout this proxy statement. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2014, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of LINTB or LVNTB, though convertible on a one-for-one basis into shares of LINTA or LVNTA, respectively, are reported as beneficial ownership of LINTB or LVNTB only, and not as beneficial ownership of LINTA or LVNTA, respectively. So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

        The number of shares indicated as owned by the persons in the table includes interests in shares held by the Liberty Media 401(k) Savings Plan as of March 31, 2014. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
John C. Malone	LINTA	2,729	(1)(2)(3)(4)(5)	*	36.4
Chairman of the Board and Director	LINTB	27,690	(1)(3)(4)(6)	94.5
	LVNTA	597	(1)(2)(3)(4)(5)	1.7
	LVNTB	1,385	(1)(3)(4)(6)	94.6
	TRIP	—		—	—
Gregory B. Maffei	LINTA	8,633	(2)(3)(7)	1.8	1.1
President, Chief Executive and	LINTB	—		—
Director	LVNTA	456	(2)(3)(7)	1.3
	LVNTB	—		—
	TRIP	7	(8)(9)	*	*
Michael A. George	LINTA	2,437	(3)(7)	*	*
Director; President and	LINTB	—		—
Chief Executive Officer, QVC, Inc.	LVNTA	132	(3)(7)	*
	LVNTB	—		—
	TRIP	—		—	—
M. Ian G. Gilchrist	LINTA	5		*	*
Director	LINTB	—		—
	LVNTA	**	(7)	*
	LVNTB	—		—
	TRIP	—		—	—
Evan D. Malone	LINTA	48	(3)(7)	*	*
Director	LINTB	—		—
	LVNTA	3	(3)(7)	*
	LVNTB	—		—
	TRIP	—		—	—
David E. Rapley	LINTA	46	(3)(7)	*	*
Director	LINTB	—		—
	LVNTA	3	(3)(7)	*
	LVNTB	—		—
	TRIP	—		—	—
M. LaVoy Robison	LINTA	31	(3)	*	*
Director	LINTB	—		—
	LVNTA	3	(3)	*
	LVNTB	—		—
	TRIP	—		—	—

Name	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)
		(In thousands)
Larry E. Romrell	LINTA	70	(3)(7)	*	*
Director	LINTB	**		*
	LVNTA	4	(3)(7)	*
	LVNTB	**		*
	TRIP	—		—	—
Andrea L. Wong	LINTA	18	(7)	*	*
Director	LINTB	—		—
	LVNTA	**	(7)	*
	LVNTB	—		—
	TRIP	—		—	—
Richard N. Baer	LINTA	90	(7)	*	*
Senior Vice President and General	LINTB	—		—
Counsel	LVNTA	5	(7)	*
	LVNTB	—		—
	TRIP	—		—
Albert E. Rosenthaler	LINTA	172	(2)(3)(7)	*	*
Senior Vice President	LINTB	—		—
	LVNTA	9	(2)(3)(7)	*
	LVNTB	—		—
	TRIP	—		—	—
Christopher W. Shean	LINTA	231	(2)(7)	*	*
Senior Vice President and Chief	LINTB	—		—
Financial Officer	LVNTA	42	(2)(3)(7)	*
	LVNTB	—		—
	TRIP	5	(8)	*	*
All directors and executive officers as a group (12 persons)	LINTA	14,511	(1)(2)(3)(4)(5)(7)	3.1	37.6
	LINTB	27,691	(1)(3)(4)(6)	94.5
	LVNTA	1,255	(1)(2)(3)(4)(5)(7)	3.6
	LVNTB	1,385	(1)(3)(4)(6)	94.6
	TRIP	12	(8)(9)	*	*

*
Less than one percent

**
Less than 1,000 shares

(1)
Includes 376,260 LINTA shares, 852,358 LINTB shares, 39,290 LVNTA shares and 42,617 LVNTB shares held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes shares held in the Liberty Media 401(k) Savings Plan as follows:

	LINTA	LVNTA
John C. Malone	820	—
Gregory B. Maffei	6,423	288
Albert E. Rosenthaler	13,278	615
Christopher W. Shean	9,465	428

Total	29,986	1,331

(3)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after March 31, 2014.

	LINTA	LINTB	LVNTA	LVNTB
John C. Malone	49,764	432,001	2,470	21,867
Gregory B. Maffei	4,752,226	—	228,878	—
Michael A. George	1,505,753	—	74,426	—
Evan D. Malone	31,090	—	1,552	—
David E. Rapley	24,479	—	1,223	—
M. LaVoy Robison	24,479	—	2,003	—
Larry E. Romrell	51,977	—	2,596	—
Albert E. Rosenthaler	6,523	—	307	—
Christopher W. Shean	—	—	24,825	—

Total	6,446,291	432,001	338,280	21,867

(4)
Includes 128,500 shares of LINTA, 458,946 shares of LINTB, 14,074 shares of LVNTA and 22,946 shares of LVNTB held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(5)
Includes (i) 2,172,361 shares of LINTA and 151,163 shares of LVNTA pledged to Fidelity Brokerage Services, LLC (Fidelity) in connection with a margin loan facility extended by Fidelity to Mr. Malone and (ii) 1,427 shares of LINTA and 390,193 shares of LVNTA pledged to Bank of America (BoA) in connection with a loan facility extended by BoA to Mr. Malone.

(6)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former Chairman of the Board of Tele-Communications, Inc. (TCI), TCI entered into a call agreement with Mr. Malone and Mr. Malone's wife. In connection with the acquisition by AT&T Corp. (AT&T) of TCI, TCI assigned to our predecessor its rights under this call agreement. We have since succeeded to these rights. As a result, we have the right, under certain circumstances, to acquire LINTB and LVNTB shares owned by the Malones. The call agreement also prohibits the Malones from disposing of their LINTB and LVNTB shares, except for certain exempt transfers (such as transfers to related parties or public sales of up to an aggregate of 5% of their shares of LINTB or LVNTB after conversion to shares of LINTA or LVNTA) and except for transfers made in compliance with our call rights.

(7)
Includes restricted shares, none of which has vested, as follows:

	LINTA	LVNTA
Gregory B. Maffei	1,295,792	73,694
Michael A. George	540,383	39,194
M. Ian G. Gilchrist	—	159
Evan D. Malone	6,448	354
David E. Rapley	6,448	354
Larry E. Romrell	6,448	354
Andrea L. Wong	6,448	354
Richard N. Baer	90,377	4,552
Albert E. Rosenthaler	79,269	5,250
Christopher W. Shean	79,269	5,250

Total	2,110,882	129,515

(8)
Includes 4,094 restricted shares of TRIP held by each of Messrs. Maffei and Shean, none of which has vested.

(9)
Includes 1,938 shares of TRIP held by the Maffei Foundation, and in which Mr. Maffei has no pecuniary interest. Mr. Maffei and his wife, as the two directors of the Maffei Foundation, have shared voting and investment power with respect to any shares held by the Maffei Foundation.

Changes in Control

        We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSALS OF OUR BOARD

        The following proposals will be presented at the annual meeting by our board of directors.

PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL

Board of Directors

        Our board of directors currently consists of nine directors, divided among three classes. Our Class I directors, whose term will expire at the annual meeting, are Evan D. Malone, David E. Rapley and Larry E. Romrell. These directors are nominated for election to our board to continue to serve as Class I directors, and we have been informed that each of Messrs. Malone, Rapley and Romrell are willing to continue to serve as directors of our company. The term of the Class I directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2017. Our Class II directors, whose term will expire at the annual meeting of our stockholders in the year 2015, are Gregory B. Maffei, Michael A. George and M. LaVoy Robison. Our Class III directors, whose term will expire at the annual meeting of our stockholders in the year 2016, are John C. Malone, M. Ian G. Gilchrist and Andrea L. Wong.

        If any nominee should decline election or should become unable to serve as a director of our company for any reason before election at the annual meeting, votes will be cast by the persons appointed as proxies for a substitute nominee, if any, designated by the board of directors.

        The following lists the three nominees for election as directors at the annual meeting and the six directors of our company whose term of office will continue after the annual meeting, and includes as to each person how long such person has been a director of our company, such person's professional background, other public company directorships and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of our board of directors. All positions referenced in the biographical information below with our company include, where applicable, positions with our predecessors. The number of shares of our common stock beneficially owned by each director, as of March 31, 2014, is set forth in this proxy statement under the caption "Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management."

  Nominees for Election as Directors

  Evan D. Malone

  •
  Age:  43

  •
  A director of our company.

  •
  Professional Background:  Dr. Malone has served as a director of our company since August 2008. He has served as President of NextFab Studio, LLC, a high-tech workshop offering technical training, consulting, and product design and prototyping services, since June 2009 and has been an engineering consultant for more than the past five years. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. During 2008, Dr. Malone also served as a post-doctoral research assistant at Cornell University and an engineering consultant with Rich Food Products, a food processing company. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001. He also is a partner in Jet Wine Bar, a wine bar, and Rex 1516, a restaurant, both in Philadelphia.

  •
  Other Public Company Directorships:  Dr. Malone has served as a director of Liberty Media Corporation (Liberty Media) (including its predecessor) since September 2011 and Sirius XM Holdings Inc. (Sirius XM) since May 2013.

  •
  Board Membership Qualifications:  Dr. Malone, our company's youngest director, brings an applied science and engineering perspective to the board. Dr. Malone's perspectives assist the board in developing business strategies and adapting to technological changes facing the industries in which our company competes. In addition, his entrepreneurial experience assists the board in evaluating strategic opportunities.

  David E. Rapley

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  Age:  73

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  A director of our company.

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  Professional Background:  Mr. Rapley has served as a director of our company since July 2002, having previously served as a director during 1994. Mr. Rapley founded Rapley Engineering Services, Inc. (RESI) and served as its CEO and President from 1985 to 1998. Mr. Rapley also served as Executive Vice President of Engineering of VECO Corp. Alaska (a company that acquired RESI in 1998) from January 1998 to December 2001. Mr. Rapley has served as the President and Chief Executive Officer of Rapley Consulting, Inc. since January 2000.

  •
  Other Public Company Directorships:  Mr. Rapley has served as a director of Liberty Media (including its predecessor) since September 2011. He has served as a director of Liberty Global plc (LGP) since June 2013, having previously served as a director of Liberty Global, Inc. (LGI), LGP's predecessor, from June 2005 to June 2013 and as a director of LGI's predecessor, Liberty Media International, Inc. (LMI), from May 2004 to June 2005.

  •
  Board Membership Qualifications:  Mr. Rapley brings to our board the unique perspective of his lifelong career as an engineer. The industries in which our company competes are heavily dependent on technology, which continues to change and advance. Mr. Rapley's perspectives assist the board in adapting to these changes and developing strategies for our businesses.

  Larry E. Romrell

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  Age:  74

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  A director of our company.

  •
  Professional Background:  Mr. Romrell has served as a director of our company since December 2011, having previously served as a director from March 1999 to September 2011. Mr. Romrell held numerous executive positions with TCI from 1991 to 1999. Previously, Mr. Romrell held various executive positions with Westmarc Communications, Inc.

  •
  Other Public Company Directorships:  Mr. Romrell has served as a director of Liberty Media (including its predecessor) since September 2011. He has served as a director of LGP since June 2013, having previously served as a director of LGI from June 2005 to June 2013 and as a director of LMI from May 2004 to June 2005.

  •
  Board Membership Qualifications:  Mr. Romrell brings extensive experience, including venture capital experience, in the telecommunications industry to our board and is an important resource with respect to the management and operations of companies in the media and telecommunications sector.

  Directors Whose Term Expires in 2015

  Gregory B. Maffei

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  Age:  54

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  Chief Executive Officer, President and a director of our company.

  •
  Professional Background:  Mr. Maffei has served as a director of our company since November 2005, and as the President and Chief Executive Officer of our company since February 2006. He also served as our company's CEO-Elect from November 2005 through February 2006. Mr. Maffei has served as the President and Chief Executive Officer of Liberty Media (including its predecessor) since May 2007. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360networks Corporation, and Chief Financial Officer of Microsoft Corporation.

  •
  Other Public Company Directorships:  Mr. Maffei has served as a director of Liberty Media (including its predecessor) since May 2007 and as the Chairman of the Board and a director of Starz since January 2013. He has served as the Chairman of the Board of Sirius XM since April 2013 and as a director since March 2009. Mr. Maffei has also served as the Chairman of the Board of Live Nation Entertainment, Inc. (Live Nation) since March 2013 and as a director since February 2011. He has served as the Chairman of the Board of TripAdvisor since February 2013. Mr. Maffei has served as a director of Charter Communications, Inc. (Charter) since May 2013. Mr. Maffei has served as a director of Zillow, Inc. since May 2005. Mr. Maffei served as a director of DIRECTV and its predecessors from February 2008 to June 2010, as a director of Electronic Arts, Inc. from June 2003 to July 2013 and as a director of Barnes & Noble, Inc. from September 2011 to April 2014.

  •
  Board Membership Qualifications:  Mr. Maffei brings to our board significant financial and operational experience based on his senior policy making positions at our company, Liberty Media, Oracle Corporation, 360networks Corporation and Microsoft Corporation and his public company board experience. He provides our board with executive leadership perspective on the operations and management of large public companies and risk management principles.

  Michael A. George

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  Age:  52

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  A director of our company.

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  Professional Background:  Mr. George has served as a director of our company since September 2011. He has served as the President of QVC, Inc. (QVC) since November 2005 and as its Chief Executive Officer since April 2006. Mr. George also serves on the board of directors of several non-profit organizations. Mr. George previously held various positions with Dell, Inc. (Dell) from March 2001 to November 2005, most notably as the chief marketing officer and general manager of Dell's U.S. consumer business.

  •
  Other Public Company Directorships:  Mr. George has served as a director of Brinker International, Inc. since March 2013.

  •
  Board Membership Qualifications:  Mr. George brings to our board significant experience with commerce, retail and technology businesses based on his current executive position with QVC and his prior experience with Dell as well as in his capacity as a senior partner at McKinsey & Co., Inc. His background and executive experience assist the board in evaluating strategic opportunities in the e-commerce and retail industries.

  M. LaVoy Robison

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  Age:  78

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  Director of our company.

  •
  Professional Background:  Mr. Robison has served as a director of our company since June 2003. Mr. Robison served as the executive director of The Anschutz Foundation, a private foundation, from January 1998 to November 2010 and has served as a board member of that foundation since January 1998. He has also served as a deputy director of the American Museum of Western Art—The Anschutz Collection since February 2011. Prior to joining The Anschutz Foundation, he was a partner for over 25 years with KPMG, having served at one point as that firm's audit partner for our former parent, TCI.

  •
  Other Public Company Directorships.  Mr. Robison has served as a director of Discovery Communications, Inc. (Discovery) since September 2008 and served as a director of its predecessor, Discovery Holding Company (DHC), from May 2005 to September 2008. Mr. Robison served as a director of LMI from June 2004 to June 2005.

  •
  Board Member Qualifications:  Mr. Robison brings to our board extensive experience in public accounting and auditing, having spent more than two decades as a partner with KPMG and its predecessor Peat, Marwick, Mitchell & Co., including serving as an SEC reviewing partner. He provides our board with executive and leadership perspective on financial reporting and accounting oversight of large public companies.

  Directors Whose Term Expires in 2016

  John C. Malone

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  Age:  73

  •
  Chairman of the Board and a director of our company.

  •
  Professional Background:  Mr. Malone has served as Chairman of the Board of our company, including its predecessors, since its inception in 1994 and served as our company's Chief Executive Officer from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of TCI from November 1996 until March 1999, when it was acquired by AT&T, and as Chief Executive Officer of TCI from January 1994 to March 1997.

  •
  Other Public Company Directorships:  Mr. Malone has served as Chairman of the Board of Liberty Media (including its predecessor) since August 2011 and as a director since December 2010. Mr. Malone has served as Chairman of the Board of LGP since June 2013, having previously served as Chairman of the Board of LGI from June 2005 to June 2013 and LMI from March 2004 to June 2005 and a director of UnitedGlobalCom, Inc., now a subsidiary of LGP, from January 2002 to June 2005. He has served as (i) a director of Discovery since September 2008 and served as a director of Discovery's predecessor DHC from May 2005 to September 2008, and as Chairman of the Board from March 2005 to September 2008, (ii) a director of Expedia, Inc. since December 2012, having previously served as a director from August 2005 to November 2012 and (iii) a director of Charter since May 2013. Previously, he served as (i) a director of Sirius XM from April 2009 to May 2013, (ii) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (iii) a director of Live Nation from January 2010 to February 2011, (iv) a director of DIRECTV and its predecessors from February 2008 to June 2010 and (v) a director of IAC/InterActive Corp from May 2006 to June 2010.

  •
  Board Membership Qualifications:  Mr. Malone, as President of TCI, co-founded Liberty Interactive's former parent company and is considered one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills.

  M. Ian G. Gilchrist

  •
  Age:  64

  •
  A director of our company.

  •
  Professional Background:  Mr. Gilchrist has served as a director of our company since July 2009. Mr. Gilchrist held various officer positions including Managing Director at Citigroup/Salomon Brothers from 1995 to 2008, CS First Boston Corporation from 1988 to 1995, and Blyth Eastman Paine Webber from 1982 to 1988 and served as a Vice President of Warburg Paribas Becker Incorporated from 1976 to 1982. Previously, he worked in the venture capital field and as an investment analyst.

  •
  Other Public Company Directorships:  Mr. Gilchrist has served as a director of Liberty Media (including its predecessor) since September 2011.

  •
  Board Membership Qualifications:  Mr. Gilchrist's field of expertise is in the media and telecommunications sector, having been involved with companies in this industry during much of his 32 years as an investment banker. Mr. Gilchrist brings to our board significant financial expertise and a unique perspective on the company and the media and telecommunications sector. He is also an important resource with respect to the financial services firms that our company engages from time to time.

  Andrea L. Wong

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  Age:  47

  •
  A director of our company.

  •
  Professional Background:  Ms. Wong has served as a director of our company since April 2010. Ms. Wong has served as President, International Production for Sony Pictures Television and President, International for Sony Pictures Entertainment since September 2011. She previously served as President and CEO of Lifetime Entertainment Services from 2007 to April 2010. Ms. Wong also served as an Executive Vice President with ABC, Inc., a subsidiary of The Walt Disney Company, from 2003 to 2007.

  •
  Other Public Company Directorships:  Ms. Wong has served as a director of Liberty Media (including its predecessor) since September 2011.

  •
  Board Membership Qualifications:  Ms. Wong brings to our board significant experience in the media and entertainment industry, having an extensive background in media programming across a variety of platforms, as well as executive leadership experience with the management and operation of companies in the entertainment sector. Her experience with programming development and production, brand enhancement and marketing brings a pragmatic and unique perspective to our board. Her professional expertise, combined with her continued involvement in the media and entertainment industry, makes her a valuable member of our board.

Vote and Recommendation

        A plurality of the affirmative votes of the outstanding shares of our common stock that are entitled to vote at the annual meeting and are voted in person or by proxy, voting together as a single class, is required to elect each of Messrs. Malone, Rapley and Romrell as Class I members of our board of directors.

        Our board of directors unanimously recommends a vote "FOR" the election of each nominee to our board of directors.

PROPOSAL 2—THE SAY-ON-PAY PROPOSAL

        Stockholders are provided with the opportunity to cast an advisory vote on executive compensation as described below. Our company values the views of its stockholders and is committed to excellence in the design and effectiveness of our company's executive compensation program.

        Our first (and most recent) advisory vote on the compensation of our named executive officers was held at our 2011 annual meeting of stockholders on September 7, 2011, at which stockholders representing 96.6% of our aggregate voting power present and entitled to vote on the say-on-pay proposal approved, on an advisory basis, our executive compensation as disclosed in our proxy statement for our 2011 annual meeting of stockholders. Also at this meeting, the frequency at which future advisory votes on executive compensation would be held of once every three years received the affirmative vote of a majority of the votes cast on the say-on-frequency proposal by our stockholders that were present, in person or by proxy, and entitled to vote at the 2011 annual meeting of stockholders, voting together as a single class, and our board of directors adopted this as the frequency at which future advisory votes on executive compensation would be held. We currently expect that our next advisory vote on executive compensation will be held in 2017.

        Accordingly, we are seeking stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules, which include the disclosures under "Compensation Discussion and Analysis," the compensation tables (including all related footnotes) and any additional narrative discussion of compensation included herein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices with respect to their compensation, each as described in this proxy statement. Stockholders are encouraged to read the "Compensation Discussion and Analysis" section of this proxy statement, which provides an overview of our company's executive compensation policies and procedures, how they operate and are designed to achieve our company's pay-for-performance objectives, and how they were applied for 2013.

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Rule 14a-21(a) promulgated thereunder, and as a matter of good corporate governance, our board of directors is asking stockholders to approve the following advisory resolution at the 2014 annual meeting of stockholders:

  "RESOLVED, that the stockholders of Liberty Interactive Corporation hereby approve, on an advisory basis, the compensation paid to our company's named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion."

Advisory Vote

        Although this vote is advisory and non-binding on our board and our company, our board and the compensation committee, which is responsible for designing and administering our company's executive compensation program, value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

Vote and Recommendation

        This advisory resolution, which we refer to as the say-on-pay proposal, will be considered approved if it receives the affirmative vote of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

        Our board of directors recommends a vote "FOR" the say-on-pay proposal.

 PROPOSAL 3—THE AUDITORS RATIFICATION PROPOSAL

        We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2014.

        Even if the selection of KPMG LLP is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be advisable. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2014.

        A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Audit Fees and All Other Fees

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for 2013 and 2012 and fees billed for other services rendered by KPMG LLP:

	2013	2012
Audit fees	$5,457,000	3,713,000
Audit related fees(1)	539,000	690,000

Audit and audit related fees	5,996,000	4,403,000
Tax fees(2)	851,000	1,317,000

Total fees	$6,847,000	5,720,000

(1)
Audit related fees consist of professional consultations with respect to accounting issues affecting our financial statements, reviews of registration statements and issuance of consents, due diligence related to potential business combinations and audits of financial statements of certain employee benefits plans.

(2)
Tax fees consist of tax compliance and consultations regarding the tax implications of certain transactions.

        Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Our audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):

  •
  audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed or issued in connection with securities offerings (including comfort letters and consents), (iii) attestations of management reports on our internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

  •
  audit related services as specified in the policy, including (i) due diligence services, (ii) financial statement audits of employee benefit plans, (iii) consultations with management as to the accounting or disclosure treatment of transactions, (iv) attest services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related to dispositions, and (vii) general assistance with implementation of the requirements of certain SEC rules or listing standards; and

  •
  tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions.

        Notwithstanding the foregoing general pre-approval, if an individual project involving the provision of pre-approved services is expected to result in fees in excess of $100,000, or if individual projects under $100,000 are expected to total $500,000 during the period between the regularly scheduled meetings of the audit committee, then such projects will require the specific pre-approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee, subject to his subsequent disclosure to the entire audit committee of the granting of any such approval. M. LaVoy Robison currently serves as the chairman of our audit committee. In addition, the independent auditor is required to provide a report at each regularly scheduled audit committee meeting on all pre-approved services incurred during the preceding quarter. Any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee.

        Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

        All services provided by our independent auditor during 2013 were approved in accordance with the terms of the policy.

Vote and Recommendation

        The affirmative vote of a majority of the aggregate voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, is required to approve the auditors ratification proposal.

        Our board of directors unanimously recommends a vote "FOR" the auditors ratification proposal.

 MANAGEMENT AND GOVERNANCE MATTERS

Executive Officers

        The following lists the executive officers of our company (other than Gregory B. Maffei, our President and Chief Executive Officer, and John C. Malone, our Chairman of the Board, who also serve as directors of our company and who are listed under "Proposals of Our Board—Proposal 1—The Election of Directors Proposal"), their ages and a description of their business experience, including positions held with our company. All positions referenced in the table below with our company include, where applicable, positions with our predecessors.

Name	Positions
Richard N. Baer Age: 57	Senior Vice President and General Counsel of our company since January 2013. Executive Vice President and Chief Legal Officer of UnitedHealth Group Incorporated from May 2011 to December 2012. Executive Vice President and General Counsel of Qwest Communications International Inc. from December 2002 to April 2011 and Chief Administrative Officer from August 2008 to April 2011.
Albert E. Rosenthaler Age: 54	A Senior Vice President of our company since April 2002.
Christopher W. Shean Age: 48
A Senior Vice President of our company since January 2002 and the Chief Financial Officer since November 2011. The Controller of our company from October 2000 to October 2011 and a Vice President of our company from October 2000 to January 2002.

        Our executive officers will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of our executive officers or directors, by blood, marriage or adoption, other than Evan D. Malone who is the son of John C. Malone.

        During the past ten years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

        Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us during our most recent fiscal year, or written representations that no Forms 5 were required, we believe that, during the year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were met; however one Form 4 reporting one transaction occurring during the year ended December 31, 2012 was filed late by Christopher W. Shean and two Form 4s each reporting one transaction occurring during the year ended December 31, 2012 were filed late by M. LaVoy Robison.

 Code of Ethics

        We have adopted a code of ethics that applies to all of our employees, directors and officers, which constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act. Our code of ethics is available on our website at www.libertyinteractive.com.

Director Independence

        It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with us. To assist our board of directors in determining which of our directors qualify as independent for purposes of Nasdaq rules as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board of directors follows the Corporate Governance Rules of The Nasdaq Stock Market on the criteria for director independence.

        Our board of directors has determined that each of M. Ian G. Gilchrist, David E. Rapley, M. LaVoy Robison, Larry E. Romrell and Andrea L. Wong qualifies as an independent director of our company.

Board Composition

        As described above under "Proposals of Our Board—Proposal 1—The Election of Directors Proposal", our board is comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, science and technology, venture capital, investment banking, auditing and financial engineering. Our board is also chronologically diverse with our members' ages spanning four decades. For more information on our policies with respect to board candidates, see "—Committees of the Board of Directors—Nominating and Corporate Governance Committee" below.

Board Leadership Structure

        Our board has separated the positions of Chairman of the Board and Chief Executive Officer (principal executive officer). John C. Malone, one of our largest stockholders, holds the position of Chairman of the Board, leads our board and board meetings and provides strategic guidance to our Chief Executive Officer. Gregory B. Maffei, our President, holds the position of Chief Executive Officer, leads our management team and is responsible for driving the performance of our company. We believe this division of responsibility effectively assists our board in fulfilling its duties.

Board Role in Risk Oversight

        The board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. Our audit committee oversees management of financial risks and risks relating to potential conflicts of interest. Our compensation committee is responsible for overseeing the management of risks relating to our compensation arrangements with senior officers, and our nominating and corporate governance committee manages risks associated with the independence of the board. These committees then provide reports periodically to the full board. The oversight responsibility of the board and its committees is enabled by management reporting processes that are designed to provide visibility to the board about the identification, assessment, and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks. Our management reporting processes include regular reports from our Chief Executive Officer, which are prepared with input from our senior management team, and includes input from our Internal Audit group.

Committees of the Board of Directors

  Executive Committee

        Our board of directors has established an executive committee, whose members are John C. Malone and Gregory B. Maffei. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of our board of directors in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

  Compensation Committee

        Our board of directors has established a compensation committee, whose chairman is M. Ian G. Gilchrist and whose other members are David E. Rapley and Andrea L. Wong. See "—Director Independence" above.

        The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers. The compensation committee also reviews and approves the compensation of all officers of our company at the level of senior vice president or above, including our Chief Executive Officer. For a description of our processes and policies for consideration and determination of executive compensation, including the role of our Chief Executive Officer and outside consultants in determining or recommending amounts and/or forms of compensation, see "Executive Compensation—Compensation Discussion and Analysis."

        Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.libertyinteractive.com.

  Compensation Committee Report

        The compensation committee has reviewed and discussed with our management the "Compensation Discussion and Analysis" included under "Executive Compensation" below. Based on such review and discussions, the compensation committee recommended to our board of directors that the "Compensation Discussion and Analysis" be included in this proxy statement.

Submitted by the Members of the Compensation Committee
M. Ian G. Gilchrist
David E. Rapley
Andrea L. Wong

   Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee is or has been an officer or employee of our company, or has engaged in any related party transaction in which our company was a participant.

  Nominating and Corporate Governance Committee

        Our board of directors has established a nominating and corporate governance committee, whose chairman is David E. Rapley and whose other members are M. Ian G. Gilchrist, Larry E. Romrell and Andrea L. Wong. See "—Director Independence" above.

        The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by our board of directors from time to time, identifies director nominees for upcoming annual meetings, develops corporate governance guidelines applicable to our company and oversees the evaluation of our board and management.

        The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such nominations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Corporate Secretary, Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under "Stockholder Proposals" below, and contain the following information:

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  the name and address of the proposing stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and documentation indicating the number of shares of our common stock owned beneficially and of record by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

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  the candidate's name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate's qualifications, as described below;

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  a statement detailing any relationship, arrangement or understanding between the proposing stockholder and/or beneficial owner(s), if different, and any other person(s) (including their names) under which the proposing stockholder is making the nomination and any affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) of such proposing stockholder(s) or beneficial owner (each a Proposing Person);

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  a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board of directors;

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  any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

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  a representation as to whether the Proposing Person intends (or is part of a group that intends) to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

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  a representation by each Proposing Person who is a holder of record of our common stock as to whether the notice is being given on behalf of the holder of record and/or one or more beneficial owners, the number of shares held by any beneficial owner along with evidence of such beneficial ownership and that such holder of record is entitled to vote at the annual stockholders meeting and intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election;

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  a signed consent of the candidate to be named in the proxy statement and to serve as a director, if nominated and elected;

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  a representation as to whether the Proposing Person has received any financial assistance, funding or other consideration from any other person regarding the nomination (a Stockholder Associated Person) (including the details of such assistance, funding or consideration); and

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  a representation as to whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to our company within the last six months by, or is in effect with respect to, the Proposing Person, any person to be nominated by the proposing stockholder or any Stockholder Associated Person, the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proposing Person, its nominee, or any such Stockholder Associated Person.

        In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

        To be nominated to serve as a director, a nominee need not meet any specific minimum criteria. However, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity, values and judgment and should be committed to the long-term interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

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  independence from management;

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  his or her unique background, including education, professional experience and relevant skill sets;

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  judgment, skill, integrity and reputation;

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  existing commitments to other businesses as a director, executive or owner;

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  personal conflicts of interest, if any; and

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  the size and composition of the existing board of directors, including whether the potential director nominee would positively impact the composition of the board by bringing a new perspective or viewpoint to the board of directors.

The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, our board and the nominating and corporate governance committee believe that it is essential that our board members represent diverse viewpoints.

        When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to our board of directors, it may recommend to the full board that candidate's nomination and election.

        Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director's past attendance at, and participation in, meetings of the board of directors and its committees and the director's formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.

        The members of our nominating and corporate governance committee have determined that Messrs. Malone, Rapley and Romrell, who are nominated for election at the annual meeting, continue to be qualified to serve as directors of our company and such nomination was approved by the entire board of directors.

        Our board of directors has adopted a written charter for the nominating and corporate governance committee. Our board of directors has also adopted corporate governance guidelines, which were developed by the nominating and corporate governance committee. The charter and the corporate governance guidelines are available on our website at www.libertyinteractive.com.

   Audit Committee

        Our board of directors has established an audit committee, whose chairman is M. LaVoy Robison and whose other members are M. Ian G. Gilchrist, David E. Rapley and Larry E. Romrell. See "—Director Independence" above.

        We have determined that Mr. Robison and Mr. Gilchrist are "audit committee financial experts" under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee's functions include, among other things:

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  appointing or replacing our independent auditors;

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  reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

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  reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

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  reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

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  reviewing our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

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  confirming compliance with applicable SEC and stock exchange rules; and

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  preparing a report for our annual proxy statement.

        Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.libertyinteractive.com.

  Audit Committee Report

        Each member of the audit committee is an independent director as determined by our board of directors, based on the listing standards of The Nasdaq Stock Market. Each member of the audit committee also satisfies the SEC's independence requirements for members of audit committees. We have determined that Mr. Robison and Mr. Gilchrist are "audit committee financial experts" under applicable SEC rules and regulations.

        The audit committee reviews our financial reporting process on behalf of our board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. Our independent auditor also expresses its opinion as to the effectiveness of our internal control over financial reporting.

        Our audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements, as well as management's assessment of the effectiveness of our internal control over financial reporting and KPMG LLP's evaluation of the effectiveness of our internal control over financial reporting. Our audit committee has also discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 61 plus the additional matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor's Communication with Those Charged with Governance, as modified or supplemented, including that firm's judgment about the quality of our accounting principles, as applied in its financial reporting.

        KPMG LLP has provided our audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP that firm's independence from the company and its subsidiaries.

        Based on the reviews, discussions and other considerations referred to above, our audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed on February 28, 2014 with the SEC.

Submitted by the Members of the Audit Committee
M. LaVoy Robison
M. Ian G. Gilchrist
David E. Rapley
Larry E. Romrell

   Other

        Our board of directors, by resolution, may from time to time establish other committees of our board of directors, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board of directors, subject to applicable law.

Board Meetings

        During 2013, there were seven meetings of our full board of directors, two meetings of our executive committee, ten meetings of our compensation committee, one meeting of our nominating and corporate governance committee and six meetings of our audit committee.

Director Attendance at Annual Meetings

        Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. All of our board members then serving with the exception of M. Ian G. Gilchrist, Evan D. Malone and Andrea L. Wong attended our 2013 annual meeting of stockholders.

Stockholder Communication with Directors

        Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. All such communications from stockholders will be forwarded to our directors on a timely basis.

Executive Sessions

        In 2013, the independent directors of our company, then serving, met at two executive sessions without management participation.

        Any interested party who has a concern regarding any matter that it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Liberty Interactive Corporation, c/o Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. The current independent directors of our company are M. Ian G. Gilchrist, David E. Rapley, M. LaVoy Robison, Larry E. Romrell and Andrea L. Wong.

 EXECUTIVE COMPENSATION

        This section sets forth information relating to, and an analysis and discussion of, compensation paid by our company to the following persons (who we collectively refer to as our named executive officers):

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  Gregory B. Maffei, our Chief Executive Officer and President;

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  Christopher W. Shean, our Chief Financial Officer; and

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  Michael A. George, Richard N. Baer and Albert E. Rosenthaler, our other three most highly compensated executive officers at the end of 2013.

In the interest of maintaining consistent disclosure with the tables set forth in this section, we have not adjusted any of the LVNTA and LVNTB share numbers described throughout this section to reflect changes resulting from our April 2014 stock split.

Compensation Discussion and Analysis

  Compensation Philosophy

        The compensation committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to our compensation philosophy. That philosophy seeks to align the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating and rewarding our executives in an effort to increase stockholder value. To that end, the compensation packages provided to the named executive officers include both cash and stock-based incentive compensation, with an emphasis placed on performance-based compensation.

        The compensation committee seeks to approve a compensation package for each named executive officer that is commensurate with the responsibilities and proven performance of that executive, and that is competitive relative to the compensation packages paid to similarly situated executives in other companies. The compensation committee does not engage in any regular benchmarking analysis; rather, it is familiar with the range of total compensation paid by other companies and uses this range as a guide to ensure that the named executive officers receive attractive compensation packages. The compensation committee believes that our compensation packages should assist our company in attracting and retaining key executives critical to our long-term success.

        In the case of all our named executive officers, the compensation committee believes that performance-based bonuses and equity incentive awards should represent a substantial portion of each named executive officer's compensation package. At our 2011 annual stockholders meeting, stockholders representing 96.6% of our aggregate voting power present and entitled to vote on our say-on-pay proposal approved, on an advisory basis, our executive compensation, as disclosed in our proxy statement for our 2011 annual meeting of stockholders. The compensation committee has not implemented any material changes to our executive compensation program as a result of this vote.

  Services Agreement

        In September 2011, we completed the split-off (the LMC Split-Off) of our former subsidiary then-known as Liberty Media Corporation (currently known as Starz, Old LMC). In January 2013, Old LMC completed the spin-off (the LMC Spin-Off) of its former subsidiary then-known as Liberty Spinco, Inc. (currently known as Liberty Media Corporation, Liberty Media). In connection with the LMC Split-Off, we entered into a services agreement with Old LMC, which was assumed by Liberty Media in the LMC Spin-Off. Pursuant to the services agreement, in 2013, we compensated Liberty Media for the portion of the base salary and certain other compensation Liberty Media paid to our employees, including the named executive officers (other than Mr. George), that was allocable to our company for time spent by each such employee on matters related to our company. All of Mr. George's compensation was paid by our company and none of his time was allocated to Liberty Media because Mr. George did not provide any services to Liberty Media in 2013. In addition, the 2013 performance-based bonuses earned by our other named executive officers were paid directly by our company, and no portion thereof was allocable to Liberty Media.

        During 2013, the allocable percentages of time spent performing services for Liberty Media, on the one hand, and our company, on the other hand, were reviewed quarterly by the Audit Committee of our board for reasonableness. The salaries and certain perquisite information included in the "Summary Compensation Table" below (other than with respect to Mr. George, whose cash compensation is paid directly by QVC) include the portion of the compensation paid by Liberty Media to the named executive officers that was allocable to our company and for which we have reimbursed Liberty Media and do not include the portion of any compensation allocable to Liberty Media under the services agreement. During the year ended December 31, 2013, the weighted average percentage of each such named executive officer's time that was allocated to our company was: Mr. Maffei—50%; Mr. Baer—48%; Mr. Rosenthaler—44%; and Mr. Shean—50%.

  Role of Chief Executive Officer in Compensation Decisions

        Recommendations with respect to our executive compensation are obtained from our Chief Executive Officer as to all elements of each other named executive officer's compensation package. In taking these actions, our Chief Executive Officer evaluates the performance and contributions of each of the other named executive officers, given their respective areas of responsibility, and, in doing so, considers various qualitative factors such as:

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  the named executive officer's experience and overall effectiveness;

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  the named executive officer's performance against individual performance goals;

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  the responsibilities of the named executive officer, including any changes to those responsibilities over the year;

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  the named executive officer's demonstrated leadership and management ability;

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  the named executive officer's compensation relative to other executives at our company with similar, greater or lesser responsibilities;

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  the named executive officer's compensation relative to compensation paid to similarly situated executives at companies within our industry;

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  the named executive officer's years of service with us; and

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  the performance of any group for which the named executive officer is primarily responsible.

  Setting Executive Compensation

        In making its compensation decision for each named executive officer, our compensation committee considers the following:

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  each element of the named executive officer's historical compensation, including salary, bonus, equity compensation, perquisites and other personal benefits;

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  the financial performance of our company compared to internal forecasts and budgets;

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  the scope of the named executive officer's responsibilities;

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  the performance of the group reporting to the named executive officer; and

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  the performance evaluations and compensation recommendations given by our Chief Executive Officer as to each other named executive officer.

        Our compensation committee also considers the total compensation paid by companies that operate in the same industries as our company and our subsidiaries and uses this industry knowledge as a guide to determine whether our named executive officers receive attractive compensation packages. Companies in our and our subsidiaries' industries consist of publicly-traded video and online commerce companies and other consumer goods retailers, as well as media, telecommunications and entertainment companies, and include companies with which we may compete for executive talent and stockholder investment and also include companies in those industries that are similar to our company in size, geographic location or complexity of operations. Our compensation committee did not re-assess the compensation data in 2013 that it had compiled in prior years with respect to these industries. Rather, it relied on prior year assessments in determining not to make any substantive changes to our company's executive compensation structure.

        For 2013, the named executive officers' compensation packages were comprised primarily of a base salary and a performance-based bonus, which was consistent with the employment agreements to which three of the named executive officers (Messrs. Maffei, Baer and George) were a party. No new equity awards were granted to any of the named executive officers in 2013, as they all received grants of equity incentive awards in prior years that were intended to cover a multi-year period.

        With respect to all named executive officers, the compensation committee believes in weighing equity incentive compensation more heavily than cash compensation, which is a practice that may not be consistently followed by other companies that operate in the same industry as our company.

  Elements of 2013 Executive Compensation

        For 2013, the principal components of compensation for the named executive officers were:

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  base salary;

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  a performance-based bonus, payable in cash;

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  equity incentive awards granted in prior years; and

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  perquisites and other limited personal benefits.

  Base Salary

        Our compensation committee reviews the base salaries of the named executive officers on an annual basis (other than Messrs. Maffei and George, who are compensated pursuant to their respective employment agreements), as well as at the time of any change in responsibilities. Historically, after establishing a named executive officer's base salary, our compensation committee has limited salary increases to cost-of-living adjustments and adjustments based on an evaluation of a named executive officer's job performance, any changes in the scope of the named executive officer's responsibilities, and the named executive officer's salary level compared to other named executive officers. Our compensation committee believes base salary should be a relatively smaller portion of each named executive officer's overall compensation package, thereby aligning the interests of our executives more closely with those of our stockholders. Our compensation committee considered these factors when setting or approving, as applicable, the base salary and annual increases to be paid to Messrs. Maffei and George under their respective employment agreements. After completion of the annual review described above, the named executive officers (other than Messrs. Maffei, Baer and George) received cost of living adjustments to their base salaries for 2013. Mr. Maffei and Mr. George received the increase prescribed by their respective employment agreements, and Mr. Baer's base salary for 2013, the first year of employment under his employment agreement, was established pursuant to his employment agreement.

  2013 Performance-based Bonuses

        Liberty Awards—Overview.    For 2013, our compensation committee adopted an annual, performance-based bonus program for each of the named executive officers (other than Mr. George who participated in a separate performance-based bonus program, described under "—QVC Award" below), which was structured to comply with Section 162(m) of the Internal Revenue Code (the Code). The 2013 bonus program was comprised of two components: a bonus amount payable based on each participant's individual performance (the Individual Performance Bonus) and a bonus amount payable based on the corporate performance of our company (the Corporate Performance Bonus). No amounts would be payable under our 2013 bonus program unless a minimum corporate performance was achieved: the combined Adjusted OIBDA of our subsidiaries, QVC and the eCommerce companies (which are comprised of Backcountry.com, Inc., Bodybuilding.com, LLC, Celebrate Interactive Holdings, LLC, Commerce Technologies, Inc., LMC Right Start, Inc. and Provide Commerce, Inc.), for the year ended December 31, 2013, was required to exceed $1 billion (the Threshold). If the Threshold was met, the notional bonus pool for our company would be funded with 1.75% of the amount by which such combined Adjusted OIBDA of QVC and the eCommerce companies exceeded $1 billion (the bonus pool). For purposes of the bonus program, Adjusted OIBDA is defined as revenue less cost of sales, operating expense and SG&A (excluding stock compensation). If the bonus pool was insufficient to cover the aggregate maximum bonus amounts of all participants (as described in more detail below), each participant's maximum bonus amount would be reduced pro rata, for all purposes under the program, based upon his respective maximum bonus amount.

        Each participant was assigned a maximum bonus amount, expressed as a multiple of his base salary (without giving effect to the allocation of such salary between our company and Liberty Media). The maximum bonus amounts were 400%, 200%, 150% and 150% for Messrs. Maffei, Baer, Rosenthaler and Shean, respectively (each participant's Ultimate Maximum Bonus), consistent with the percentages applied to our named executive officers with respect to our previous performance-based bonus programs. Although Liberty Media adopted a corollary performance-based bonus program for 2013 with the same maximum bonus amounts achievable by the overlapping named executive officers, our compensation committee and Liberty Media's compensation committee agreed that it was the intention of both committees that each overlapping named executive officer would not receive, in the aggregate from the two companies, more than his applicable Ultimate Maximum Bonus.

        Assuming the Threshold was met (and after taking into account any reductions associated with a shortfall in the bonus pool), each participant was entitled to receive from our company an amount (the LIC Maximum Individual Bonus) equal to the LIC Allocable Time Percentage (as defined below) multiplied by 60% of his Ultimate Maximum Bonus (the Ultimate Maximum Individual Bonus), subject to reduction based on a subjective determination of the participant's achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of our company. The LIC Allocable Time Percentage for each participant is equal to the percentage of such participant's time that was spent performing services for our company under the services agreement, as determined by our compensation committee for purposes of the payment of bonuses: 50% as to Mr. Maffei; 40% as to Mr. Baer; 42% as to Mr. Rosenthaler; and 50% as to Mr. Shean. Under Liberty Media's corollary program, each participant was entitled to receive from Liberty Media an amount (the Liberty Media Maximum Individual Bonus) equal to the remaining portion of the Ultimate Maximum Individual Bonus, subject to reduction based on a subjective determination of the participant's achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of Liberty Media. Our compensation committee believes this construct was appropriate in light of the services agreement and the fact that each participant splits his professional time and duties.

        Also, assuming the Threshold was met (and after taking into account any reductions associated with a shortfall in the bonus pool), each participant was entitled to receive from our company an amount (the LIC Maximum Corporate Bonus) equal to the LIC Corporate Percentage (as defined below) multiplied by 40% of his Ultimate Maximum Bonus (the Ultimate Maximum Corporate Bonus), subject to reduction based on a subjective determination of the corporate performance of our company. The LIC Corporate Percentage was determined by reference to the historical relative market capitalizations of our company and Liberty Media. Under Liberty Media's corollary program, each participant was entitled to receive from Liberty Media an amount (the Liberty Media Maximum Corporate Bonus) equal to the remaining portion of the Ultimate Maximum Corporate Bonus, subject to reduction based on a subjective determination of the corporate performance of Liberty Media.

        In December 2013, our compensation committee and the Liberty Media compensation committee collaborated in their review of our respective named executive officers' individual performance criteria and their review of each company's corporate performance metrics and ensured that the Ultimate Maximum Bonus payable to each overlapping named executive officer was not exceeded. Notwithstanding this collaborative effort, our compensation committee retained sole and exclusive discretion with respect to the approval of award terms and amounts payable under our bonus program.

        Also, in December 2013, our compensation committee determined that the combined Adjusted OIBDA for QVC and the eCommerce companies was approximately $1.94 billion using the formula described above, exceeding the Threshold by approximately $939 million, thereby creating a notional bonus pool of approximately $16.43 million, which exceeded the amount necessary to cover the aggregate maximum bonus amounts of all the participants and enabling each participant to receive a bonus of up to his maximum bonus amount.

        Individual Performance Bonus.    Our compensation committee then reviewed the individual performance of each participant to determine the reductions that would apply to each participant's LIC Maximum Individual Bonus. The compensation committee took into account a variety of factors, without assigning a numerical weight to any single performance measure. This determination was based on reports of our board, the observations of committee members throughout the year, executive self-evaluations and, with respect to the participants other than Mr. Maffei, the observations and input of Mr. Maffei. In evaluating the performance of each of the participants for determining the reduction that would apply to the LIC Maximum Individual Bonus, our compensation committee considered the various performance objectives related to our company which had been assigned to each participant for 2013, including:

Individual	Performance Objectives
Gregory B. Maffei	• Outperform peer and stock market indices by 5%
• Extend maturities on QVC debt; explore international expansion opportunity
• Develop organizational strategy and set optimal capital structure for eCommerce companies
• Oversee TripAdvisor investment
• Manage balance sheet, including refinancing debt and returning capital to stockholders
Richard N. Baer	• Provide sound and timely advice to senior management and board
• Provide effective legal support in mergers and acquisitions and other transactional matters
• Provide legal support to subsidiaries
• Assess compliance programs
• Reduce compliance and discovery costs
Albert E. Rosenthaler	• Continue legislative efforts
• Provide effective tax support on strategic initiatives and transactional activity
• Lead fast-track mediation with IRS for unresolved tax issues; obtain full or partial acceptance letters from IRS for 2013 Compliance Assurance Process
Christopher W. Shean	• Oversee TripAdvisor investment
• Improve balance sheet through refinancings at QVC and share repurchase activity
• Assist in mergers and acquisition activities
• Lead Treasury, Accounting and HR teams in achieving goals
• Implement process improvements and expense reductions
• Oversee timely and accurate filings with SEC

        Following a review of the participants' performance, our compensation committee determined to pay each participant the following portion of his LIC Maximum Individual Bonus:

Name	LIC Maximum Individual Bonus	Percentage Payable	Aggregate Dollar Amount
Gregory B. Maffei	$2,083,726	62.5%	$1,302,329
Richard N. Baer	$396,000	81.25%	$321,750
Albert E. Rosenthaler	$268,489	87.5%	$234,928
Christopher W. Shean	$356,895	50%	$178,448

        Corporate Performance Bonus.    Our compensation committee then made a subjective determination as to the reductions that would apply to each participant's LIC Maximum Corporate Bonus. In making this determination, our compensation committee reviewed forecasts of 2013 Adjusted OIBDA, revenue and free cash flow (as defined below) for QVC and the eCommerce companies (with respect to our company), excluding corporate overhead, all of which forecasts were prepared in December 2013 and are set forth in the table below. Also set forth in the table below are the corresponding actual financial measures achieved for 2013, which varied by less than 1% from the forecasts, other than Free Cash Flow, which was below the forecasted amount. In determining whether any reductions would be made to the LIC Maximum Corporate Bonus payable to each participant, our compensation committee weighted the corporate performance metrics as follows: 25% attributable to revenue growth, 50% attributable to Adjusted OIBDA growth and 25% attributable to growth in free cash flow.

(dollar amounts in millions)	2013 Forecast	2013 Actual	Actual / Forecast
Revenue(1)	$10,316.5	$10,311.9	100%
Adjusted OIBDA(1)	$1,939.1	$1,927.8	99.4%
Free Cash Flow(1)(2)	$911.6	$807.6	88.6%

(1)
Revenue, Adjusted OIBDA and Free Cash Flow information represents the summation for QVC and the eCommerce companies and excludes, in each case, corporate overhead.

(2)
Defined for purposes of the bonus program as Adjusted OIBDA less all other operating and investing items.

        Based on a review of these forecasts, our compensation committee determined that the growth metrics were achieved to the extent described below:

Growth Factor	Achievement
Revenue	5% of a possible 25%
Adjusted OIBDA	0% of a possible 50%
Free Cash Flow	15% of a possible 25%

        Our compensation committee then used its subjective discretion to translate the achievement of these growth metrics into a percentage payable to each participant of his LIC Maximum Corporate Bonus, as follows:

Name	LIC Maximum Corporate Bonus	Percentage Payable	Aggregate Dollar Amount
Gregory B. Maffei	$1,666,980	20%	$333,396
Richard N. Baer	$396,000	20%	$79,200
Albert E. Rosenthaler	$255,704	20%	$51,141
Christopher W. Shean	$285,516	20%	$57,103

        Aggregate Results.    The following table presents information concerning the aggregate 2013 performance-based bonus amounts payable to each named executive officer by our company (other than Mr. George), after giving effect to the determinations described above.

Name	Individual Performance Bonus	Corporate Performance Bonus	Total Bonus
Gregory B. Maffei	$1,302,329	$333,396	$1,635,725
Richard N. Baer	$321,750	$79,200	$400,950
Albert E. Rosenthaler	$234,928	$51,141	$286,069
Christopher W. Shean	$178,448	$57,103	$235,551

Our compensation committee then noted that, when combined with the total 2013 performance-based bonus amounts paid by Liberty Media to the overlapping named executive officers, each of our named executive officers received the following portion of his respective Ultimate Bonus Amount:

Name	Ultimate Maximum Bonus	Combined Percentage Paid
Gregory B. Maffei	$6,945,752	58.3%
Richard N. Baer	$1,650,000	69.6%
Albert E. Rosenthaler	$1,065,432	73.3%
Christopher W. Shean	$1,189,650	50.8%

        QVC Award.    Mr. George's 2013 performance-based bonus was structured to align with the 2013 performance-based bonus program established at QVC for QVC senior global officers and to comply with Section 162(m) of the Code. Pursuant to the program, Mr. George would be paid a bonus based upon 2013 QVC Global EBITDA growth, year over year, with a target bonus amount of 100% of his base salary as required by the terms of his employment agreement and a maximum bonus amount of 260% of his base salary. For this purpose, QVC Global EBITDA was defined as earnings before interest, taxes, depreciation and amortization of QVC (consolidated, on a constant currency basis), subject to adjustments to ensure year over year comparability.

        For any bonus to be paid, 2013 QVC Global EBITDA growth, year over year, would need to exceed 4%. If 2013 QVC Global EBITDA growth exceeded 4% then Mr. George would be eligible to receive a maximum bonus of 260% of his base salary, subject to reduction in the discretion of our compensation committee based on QVC Global EBITDA performance and individual performance, among other things. The year over year QVC Global EBITDA growth for 2013 was 3.1%, which fell below the 4% minimum. As a result, Mr. George was not eligible for a bonus payment for 2013.

        For more information regarding these bonus awards, please see the "Grants of Plan-Based Awards" table below.

  Equity Incentive Compensation

        Consistent with our compensation philosophy, the compensation committee seeks to align the interests of the named executive officers with those of our stockholders by awarding stock-based incentive compensation. This ensures that our executives have a continuing stake in our long-term success. The compensation committee weighs stock-based compensation more heavily than cash compensation in determining each named executive officer's overall compensation mix.

        The Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended (the 2010 Incentive Plan) and the Liberty Interactive Corporation 2012 Incentive Plan, as amended (the 2012 Incentive Plan), provide for the grant of a variety of incentive awards, including stock options, restricted shares, restricted stock units, stock appreciation rights and performance awards. Our executives have historically been granted stock options and awards of restricted stock in preference to other awards because of our company's belief that options and restricted shares better promote retention of key employees through the continuing, long-term nature of an equity investment. It is the policy of our compensation committee that stock options be awarded with an exercise price equal to fair market value on the date of grant, measured by reference to the closing sale price on the grant date.

        Over the past few years, our compensation committee has determined to make larger grants (equaling approximately four to five years' value of the annual grants made in years prior to 2009) that vest between four and five and three-quarters years after grant, rather than making annual grants over the same period. These multi-year grants provide for back-end weighted vesting and generally expire 10 years after grant to encourage executives to remain with the company over the long-term and to better align their interests with those of the stockholders. In that regard, multi-year awards were granted to our named executive officers by our compensation committee prior to 2013, and, accordingly, no new equity incentive awards were granted to the named executive officers during the 2013 calendar year.

  Perquisites and Other Personal Benefits

        The perquisites and other personal benefits available to our executives (that are not otherwise available to all of our salaried employees, such as matching contributions to the Liberty Media 401(k) Savings Plan and the payment of life insurance premiums) consist of:

  •
  limited personal use of Liberty Media's corporate aircraft (pursuant to aircraft time sharing agreements between our company and Liberty Media);

  •
  occasional, personal use of Liberty Media's apartment in New York City (pursuant to a sharing arrangement between our company and Liberty Media), which is primarily used for business purposes, and occasional, personal use of a company car and driver; and

  •
  in the case of Mr. George, a tax gross-up relating to certain out of state income taxes to which Mr. George was subject in connection with the performance of his duties outside of QVC's headquarters.

        Aircraft Usage.    On occasion, and with the approval of our Chairman or Chief Executive Officer, executives may have family members and other guests accompany them on Liberty Media's corporate aircraft when traveling on business. Under the terms of the employment arrangements with our Chairman and Chief Executive Officer, those individuals and their guests may use the corporate aircraft we share with Liberty Media for non-business purposes subject to specified limitations.

        Pursuant to a February 2013 letter agreement between Mr. Maffei and Liberty Media, Mr. Maffei is entitled to 120 hours per year of personal flight time through the first to occur of (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. The February 2013 letter agreement replaced in its entirety, on substantially the same terms, a letter agreement originally entered into by Mr. Maffei and Liberty Interactive that was assumed by Old LMC in the LMC Split-Off and later by Liberty Media in the LMC Spin-Off). Under Mr. Maffei's employment agreement, if Mr. Maffei's employment terminates due to disability, for good reason or without cause, Mr. Maffei will be entitled to continued use of the corporate aircraft for 18 months after termination of his employment. Mr. Maffei incurs taxable income, calculated in accordance with the Standard Industry Fare Level (SIFL) rates, for all personal use of the corporate aircraft. Flights where there are no passengers on company-owned aircraft are not charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.

        For disclosure purposes, we determine the aggregate incremental cost to our company of an executive's personal use of corporate aircraft using a method that takes into account:

  •
  landing and parking expenses;

  •
  crew travel expenses;

  •
  supplies and catering;

  •
  aircraft fuel and oil expenses per hour of flight;

  •
  any customs, foreign permit and similar fees; and

  •
  passenger ground transportation.

Because the company's aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase or lease costs of aircraft and costs of maintenance and upkeep.

        Pursuant to aircraft time sharing agreements with Liberty Media, we pay Liberty Media for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Maffei using its corporate aircraft that are allocable to our company.

        For purposes of determining an executive's taxable income, personal use of corporate aircraft is valued using a method based on SIFL rates, as published by the Treasury Department. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method. Under the American Jobs Creation Act of 2004, the amount we may deduct for a purely personal flight is limited to the amount included in the taxable income of the executives who took the flight. Also, the deductibility of any non-business use will be limited by Section 162(m) of the Code to the extent that the named executive officer's compensation that is subject to that limitation exceeds $1 million. See "—Deductibility of Executive Compensation" below.

        Gross-Up.    In 2013, Mr. George received a tax gross-up from QVC relating to certain out of state income taxes to which he was subject in connection with the performance of his duties outside of QVC's headquarters.

  Deductibility of Executive Compensation

        In developing the compensation packages for the named executive officers, the compensation committee considered the deductibility of executive compensation under Section 162(m) of the Code. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. One exception is for performance-based compensation, including stock options granted under the existing incentive plans. The compensation committee has not adopted a policy requiring all compensation to be deductible under Section 162(m) of the Code, in order to maintain flexibility in making compensation decisions. Portions of the compensation we pay to certain of the named executive officers may not be deductible due to the application of Section 162(m) of the Code.

  Policy on Restatements

        In those instances where we grant cash or equity-based incentive compensation, we include in the related agreement with the executive a right, in favor of our company, to require the executive to repay or return to the company any cash, stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or stock appreciation rights). That right will arise if (1) a material restatement of any of our financial statements is required and (2) in the reasonable judgment of our compensation committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, our compensation committee may take into account, among other factors it deems relevant, the extent to which the market value of the applicable series of our common stock was affected by the errors giving rise to the restatement. The cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement. The compensation required to be repaid or returned will include (1) cash or company stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of company stock, and (2) any proceeds received by the executive from the disposition during that 12-month period of company stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position (as of 12/31/13)	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)(3)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)(7)		Total ($)
Gregory B. Maffei	2013	868,219	—	—	—		1,635,725	—	203,921	(8)	2,707,865
President and Chief Executive	2012	778,641	—	—	41,688,138		2,641,866	—	193,395	(8)	45,302,040
Officer	2011	1,299,375	—	—	—		1,587,600	—	384,718	(8)	3,271,693
Richard N. Baer	2013	386,862	—	—	—		400,950	—	2,353		790,165
Senior Vice President and
General Counsel
Michael A. George	2013	1,060,900	—	—	—		—	—	160,831	(10)(11)	1,221,731
President and Chief Executive	2012	1,030,000	—	—	16,110,136		875,500	—	223,977	(10)	18,239,613
Officer, QVC, Inc.	2011	1,000,000			27,867,300	(9)	700,000		52,583	(10)	29,619,883
Albert E. Rosenthaler	2013	312,527	—	—	—		286,069	—	12,374		610,969
Senior Vice President	2012	275,840	—	—	2,275,697		387,900	—	11,049		2,950,486
	2011	569,075	—	—	—		376,092	—	26,517		971,684
Christopher W. Shean	2013	396,550	—	—	—		235,551	777	13,605		646,483
Senior Vice President and	2012	385,000	—	—	2,917,953		467,775	667	13,355		3,784,750
Chief Financial Officer	2011	569,075	—	—	—		323,369	8,905	25,816		927,165

(1)
With respect to the year ended December 31, 2013, the amounts set forth in the table reflect compensation paid to our named executive officers by Liberty Media but allocable to our company under the services agreement (except with respect to Mr. George, whose compensation reported above was paid directly by QVC with respect to the entire year and is not covered by the services agreement). With respect to the year ended December 31, 2012, the amounts set forth in this table reflect compensation paid to our named executive officers by Old LMC but allocable to our company under the services agreement (except with respect to Mr. George, whose compensation reported above was paid directly by QVC with respect to the entire year and is not covered by the services agreement). With respect to the year ended December 31, 2011, the amounts set forth in this table reflect compensation paid to our named executive officers from January 1, 2011 to September 23, 2011 (the date of the LMC Split-Off) and compensation paid to our named executive officers by Old LMC, but allocable to our company under the services agreement, for the period September 24, 2011 to December 31, 2011 (except with respect to Mr. George, whose compensation reported above was paid directly by QVC with respect to the entire year and is not covered by the services agreement). See "—Compensation Discussion and Analysis—Services Agreement."

(2)
The grant date fair value (or, in the case of awards granted pursuant to our 2012 option modification program, the incremental fair value) has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 15 to our consolidated financial statements for the year ended December 31, 2013 (which are included in our Annual Report on Form 10-K as filed with the SEC on February 28, 2014).

(3)
The Option Awards set forth in this column with respect to the year ended December 31, 2012 were received by our named executive officers in connection with our 2012 option modification program.

(4)
Reflects the above-market earnings credited to Mr. Shean's deferred compensation account. See "—Nonqualified Deferred Compensation Plans" below. Additionally, the 2011 amount reflected for Mr. Shean represents the portion of above-market earnings incurred prior to the LMC Split-Off and an additional amount of above-market earnings following the LMC Split-Off on the portion of Mr. Shean's year-end bonus which was allocated to our company under the services agreement.

(5)
The Liberty Media 401(k) Savings Plan, which was sponsored and administered by our company prior to the LMC Split-Off and was transferred to and assumed by Old LMC in the LMC Split-Off and later by Liberty Media in the LMC Spin-Off, provides employees with an opportunity to save for retirement. The Liberty Media 401(k) Savings Plan participants may contribute up to 75% of their eligible compensation on a pre-tax basis to the plan and an additional 10% of their eligible compensation on an after-tax basis (subject to specified maximums and IRS limits), and we contributed a matching contribution based on the participants' contributions as set forth in the plan. Participant contributions to the Liberty Media 401(k) Savings Plan are fully vested upon contribution.

Generally, participants acquire a vested right in our matching contributions as follows:

Years of Service	Vesting Percentage
Less than 1	0%
1 - 2	33%
2 - 3	66%
3 or more	100%

  Included in this column, with respect to each named executive officer (except with respect to Mr. George, for which matching contributions of $15,300, $15,000 and $16,367 were made by QVC to its 401(k) savings plan in 2013, 2012 and 2011, respectively, and except with respect to Mr. Baer), are the following matching contributions made by our company to the Liberty Media 401(k) Savings Plan in each of 2013, 2012 and 2011, respectively:

	Amounts ($)
Name	2013	2012	2011
Gregory B. Maffei	12,750	11,771	24,500
Albert E. Rosenthaler	11,220	10,000	24,500
Christopher W. Shean	12,750	12,500	24,500

  With respect to these matching contributions, the above named executive officers are fully vested.

(6)
Included in this column are the following life insurance premiums paid by our company (with the exception of Mr. George, whose life insurance premium was paid by QVC), on behalf of each of the named executive officers and, with respect to amounts reflected for 2012 and 2011 following the LMC Split-Off, paid by Old LMC and allocated to our company under the services agreement:

	Amounts ($)
Name	2013	2012	2011
Gregory B. Maffei	1,311	1,235	2,017
Richard N. Baer	2,353	—	—
Michael A. George	1,242	1,242	1,373
Albert E. Rosenthaler	1,154	1,049	2,017
Christopher W. Shean	855	855	1,316
(7)
We make available to our personnel, including our named executive officers, tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(8)
Includes the following:

	Amounts ($)
	2013	2012	2011
Compensation related to personal use of corporate aircraft(a)	189,110	183,506	355,201

(a)
Calculated based on aggregate incremental cost of such usage to our company.

  Prior to the LMC Split-Off, we owned an apartment in New York City which was primarily used for business purposes. The apartment was assigned to Old LMC in the LMC Split-Off and later to Liberty Media in the LMC Spin-Off. Mr. Maffei makes use of this apartment and a company car and driver for personal reasons. From time to time, we also pay the cost of miscellaneous shipping and catering expenses for Mr. Maffei.

(9)
Represents the grant date fair value of Mr. George's multi-year option award granted in March 2011. See "—Executive Compensation Arrangements—Michael A. George" for more information. Mr. George's multi-year option award is similar in function to the multi-year awards previously granted to named executive officers, and it was anticipated that Mr. George will not receive any additional equity awards during the term of his employment agreement with QVC (other than those made in connection with Mr. George's participation in the 2012 option modification program).

(10)
Includes tax gross-ups in the following amounts relating to certain out of state income taxes to which Mr. George was subject as a result of the performance of his duties outside of QVC's headquarters and, with respect to 2012, includes a tax gross-up relating to certain out of state income taxes incurred in connection with Mr. George's participation in the 2012 option modification program:

Amounts ($)
2013	2012	2011
134,289	207,735	34,843
(11)
Includes $10,000 in charitable contributions made on behalf of Mr. George pursuant to our political action committee matching contribution program.

Executive Compensation Arrangements

  Gregory B. Maffei

        Employment Agreement.    On December 17, 2009, the compensation committee approved in principle a new compensation arrangement in favor of Mr. Maffei providing, among other things, for a five year employment term beginning January 1, 2010 and ending December 31, 2014, with an annual base salary of $1.5 million, increasing annually by 5% of the prior year's base salary, and an annual target cash bonus equal to 200% of the applicable year's annual base salary. On May 17, 2010, we entered into a definitive employment agreement with Mr. Maffei, memorializing the compensation arrangement that was approved in principle by the compensation committee on December 17, 2009. The employment agreement also included terms related to Liberty Interactive Corporation equity awards held by Mr. Maffei, including the multi-year award of options that was granted to him on December 17, 2009 (as described in more detail below).

        Prior to the assumption of Mr. Maffei's employment agreement by Liberty Media in connection with the LMC Spin-Off, Old LMC assumed Mr. Maffei's 2009 employment agreement in connection with the LMC Split-Off and in February 2012 the agreement was amended and restated effective as of September 23, 2011 to reflect the change in employer and to specify the equity awards covered by the amended and restated employment agreement following the LMC Split-Off, which included a grant of options to Mr. Maffei on December 17, 2009 in connection with the approval in principle of his compensation arrangement. After giving effect to the adjustments made to equity awards in connection with the LMC Split-Off, the elimination of Old LMC's tracking stock structure, the creation of our Liberty Ventures tracking stock, the LMC Spin-Off and the December 2012 option modification program, as of March 31, 2014, the multi-year award granted to Mr. Maffei on December 17, 2009 has been converted into, exchanged for or adjusted to the following equity awards: options to acquire 5,933,101 shares of LINTA at an exercise price of $19.255, options to acquire 278,831 shares of LVNTA at an exercise price of $58.80, options to acquire 1,179,830 shares of Liberty Media's Series A common stock at an exercise price of $94.92, options to acquire 1,184,017 shares of Starz's Series A common stock at an exercise price of $13.32, 813,647 restricted shares of Liberty Media's Series A common stock, 813,647 restricted shares of Starz's Series A common stock, 2,591,584 restricted LINTA shares and 147,387 restricted LVNTA shares (such LINTA and LVNTA awards, the Multi-Year Awards). One-half of these options and restricted shares vested on December 17, 2013 with the remaining options and restricted shares vesting on December 17, 2014, in each case, subject to Mr. Maffei's continued employment on the applicable vesting date. The options have a term of 10 years. See "—Agreement Regarding LINTA Equity Awards" below for more information regarding these options and restricted shares that are now Liberty Interactive Corporation equity awards.

        Mr. Maffei's amended and restated agreement, which was assumed by Liberty Media in connection with the LMC Spin-Off, provides that: (i) in the event Mr. Maffei is terminated for cause (as defined in the agreement) he will be entitled only to his accrued base salary, unpaid expenses and any amounts due under applicable law; (ii) if Mr. Maffei terminates his employment without good reason (as defined in the agreement), he will be entitled only to his accrued base salary, accrued but unpaid bonus for the prior year, unpaid expenses and any amounts due under applicable law (Standard Payments); (iii) if Mr. Maffei is terminated by Liberty Media without cause or if he terminates his employment for good reason, the agreement provides for him to receive the Standard Payments and a severance payment of $7.8 million; and (iv) in the case of Mr. Maffei's death or his disability, the agreement provides for the right to receive the Standard Payments and a severance payment of $7.8 million. In addition, if Mr. Maffei is terminated without cause or due to disability, or terminates his employment for good reason, Mr. Maffei will be entitled to continuation of certain perquisites for 18 months, including use of Liberty Media's corporate aircraft.

        Although we are not a party to Mr. Maffei's amended and restated employment agreement, we are obligated to reimburse Liberty Media for our allocable portion of any payments made to Mr. Maffei thereunder (other than payments relating to equity awards which are directly settled with the applicable issuer).

        Agreement Regarding LINTA Equity Awards.    Following the LMC Split-Off, Mr. Maffei continued to be the President and Chief Executive Officer of our company and we entered into an Agreement Regarding LINTA Equity Awards with Mr. Maffei, effective as of September 23, 2011, pursuant to which we agreed that for so long as Mr. Maffei is employed by us he will be employed as the company's President and Chief Executive Officer and will be nominated and recommended for election to our board of directors at each annual meeting of stockholders occurring prior to December 31, 2014. The agreement includes provisions, similar to those in Mr. Maffei's December 2009 employment agreement, regarding his employment as our company's President and Chief Executive Officer while he is employed by our company and regarding his position on our board of directors, including his membership on the executive committee of the board. The agreement does not include an obligation to pay Mr. Maffei a salary or bonus or to provide him with benefits (other than reimbursement of expenses) or to pay him severance upon termination of his employment with us, but our company bears a portion of the cost to Liberty Media of Mr. Maffei's salary, bonus, severance and other benefits pursuant to agreements entered into between our company and Old LMC (and later assumed by Liberty Media in connection with the LMC Spin-Off) in connection with the LMC Split-Off (as described above).

        The Agreement Regarding LINTA Equity Awards provides that, in the event Mr. Maffei is terminated for cause (as defined in the agreement), or if he terminates his employment without good reason (as defined in the agreement), he will forfeit all rights to his unvested restricted shares and unvested options. However, in both cases, his vested, unexercised options and similar rights as of his termination date will remain exercisable either (1) for 90 days after his termination or until the original expiration date of the applicable award, if sooner, or (2) if any such termination of his employment occurs following December 31, 2014 or following a change in control of our company (as defined in the agreement), until the original expiration date of the applicable award. If Mr. Maffei is terminated by our company without cause or if he terminates his employment for good reason, the agreement provides for his unvested restricted shares and unvested options and similar rights (including his Multi-Year Award) to vest pro rata based on the portion of the vesting period elapsed through the termination date plus 18 months and for all vested and accelerated options and similar rights to remain exercisable until their respective expiration dates; provided, that if Mr. Maffei continues to be employed by Liberty Media following such a termination from our company without cause or for good reason, he may elect to have certain of his unvested equity awards continue to vest in accordance with the terms of the agreement based on his continued service with Liberty Media. If a termination without cause or for good reason occurs within 90 days before or 210 days after members of the Malone Group (as defined in the agreement) cease to meet certain ownership requirements with respect to our company as described in the agreement, then Mr. Maffei's unvested restricted shares and unvested options and similar rights granted by our company will instead vest in full and will remain exercisable until their respective expiration dates. In the case of Mr. Maffei's death or his disability, the agreement provides for his unvested restricted shares and unvested options and similar rights to fully vest and for his vested and accelerated options and similar rights to remain exercisable until their respective expiration dates. Further, in the event of certain change in control transactions, including spin-off or split-off transactions which exceed a specified threshold of our company's consolidated assets, Mr. Maffei's unvested restricted shares and unvested options and similar rights would vest in full unless Mr. Maffei is named the Chief Executive Officer of the spin-off or split-off entity and his equity awards are adjusted in the transaction in such a manner as to preserve the intrinsic value thereof.

        The Agreement Regarding LINTA Equity Awards further provides that it is intended to meet the requirements of Section 409A of the Code and provides for certain reimbursements to Mr. Maffei in the event the agreement does not so comply. The agreement also contains customary provisions pertaining to confidentiality and limitations on outside activities.

        Aircraft Usage.    Pursuant to a February 2013 letter agreement between Mr. Maffei and Liberty Media, Mr. Maffei is entitled to 120 hours per year of personal flight time through the first to occur of (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described above or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Mr. Maffei will continue to incur taxable income, calculated in accordance with SIFL, for all personal use of Liberty Media's corporate aircraft. Pursuant to aircraft time sharing agreements with Liberty Media, we pay Liberty Media for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Maffei using its corporate aircraft that are allocable to our company. Flights where there are no passengers on company-owned aircraft would not be charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.

  Michael A. George

        On May 3, 2011, QVC entered into an employment agreement with Mr. George, which was amended effective December 4, 2012, to reflect the changes to his equity awards that occurred in the December 2012 option modification program (as described below) and to clarify and update certain other information in his employment agreement. The agreement provides for, among other things, a five year employment term beginning January 1, 2011 and ending December 15, 2015, with an annual base salary of $1 million, increasing annually by 3% of the prior year's base salary, and an annual target cash bonus equal to 100% of the applicable year's annual base salary which will be determined by the chief executive officer of our company pursuant to criteria established in QVC's annual bonus program (which program is approved each year by our company's chief executive officer) or, in the event Mr. George is considered a "covered employee" for any given year for purposes of Section 162(m) of the Code, his bonus will be determined by our company's compensation committee based on such criteria as approved in advance by such committee and that are designed in a manner such that the bonus will be treated as "qualified performance-based compensation" within the meaning of Section 162(m). Also pursuant to the agreement, Mr. George is entitled to certain welfare, retirement and fringe benefits available to senior-level executives of QVC.

        On March 2, 2011, Mr. George was granted 3.8 million options to acquire shares of LINTA (the 2011 Granted Awards) at an exercise price of $16.01 per share, which was the closing price of LINTA on such date. As a result of adjustments made to equity awards in connection with the LMC Split-Off, the creation of our Liberty Ventures tracking stock and the December 2012 option modification program, as of March 31, 2014, Mr. George's 2011 Granted Awards now consist of options to acquire 3,166,911 shares of LINTA at an exercise price of $19.255 per share and 146,180 shares of LVNTA at an exercise price of $58.80 per share, 540,383 restricted LINTA shares and 39,194 restricted LVNTA shares. One-half of the 2011 Granted Awards will vest on December 15, 2014 with the remaining options and restricted shares vesting on December 15, 2015. The options have a term of 7 years. It is anticipated that Mr. George will not receive any additional equity award grants during the term of his employment agreement other than those associated with his participation in the 2012 option modification program.

        The agreement provides that, in the event Mr. George is terminated for cause (as defined in the agreement), he will be entitled to his accrued base salary through the date of termination, unpaid expenses, his vested benefits and any amounts due under applicable law. In addition, all equity awards granted to Mr. George prior to January 1, 2011 that are outstanding and unvested at the time of his termination for cause, including related equity awards granted to Mr. George after such date pursuant to the December 2012 option modification program and certain other events, as defined more specifically in the agreement (the Pre-2011 Unvested Awards), and all 2011 Granted Awards then held by Mr. George that have not become exercisable as of the date of such termination will be forfeited, and all equity awards granted to Mr. George prior to January 1, 2011 that are outstanding and vested but unexercised at the time of such termination, including related equity awards granted to Mr. George after such date pursuant to the December 2012 option modification program and certain other events, as defined more specifically in the agreement (the Pre-2011 Vested Awards), and all 2011 Granted Awards that are outstanding and vested but unexercised as of the date of such termination will remain exercisable for a period of up to 90 days after the date of such termination or until the original expiration date of the options if sooner. If Mr. George terminates his employment without good reason (as defined in the agreement), he will be entitled to his accrued base salary though the date of termination, any declared but unpaid bonus for the calendar year prior to the year of termination, unpaid expenses, his vested benefits and any amounts due under applicable law. He will forfeit all rights to any Pre-2011 Unvested Awards and to any 2011 Granted Awards then held that have not become exercisable as of the date of his termination, any Pre-2011 Vested Awards that are options or similar rights will be treated as specified in the applicable agreement governing such equity award, and any 2011 Granted Awards that are outstanding and vested but unexercised as of the date of termination will be exercisable for a period of 90 days after the date of termination or until the original expiration date of the options if sooner. If, however, Mr. George terminates his employment for good reason or if his employment is terminated by QVC without cause, then he is entitled to receive his base salary for a period of one year and a lump sum payment of $1.5 million, in addition to accrued base salary through the date of termination, unpaid expenses, his vested benefits and any other amounts due under applicable law. In addition, any Pre-2011 Unvested Awards held on the date of termination that would have vested during the 365-day period following the date of such termination had Mr. George continued to be employed by QVC during such period will vest as of the date of termination. Further, a pro rata portion of each tranche of each 2011 Granted Award that is not vested on the date of termination will vest as of such date, with such pro rata portion based on the portion of time Mr. George was employed by QVC and its affiliates during the vesting period of such tranche plus 365 days. The exercisability of any Pre-2011 Vested Awards, any vested 2011 Granted Awards and any Pre-2011 Unvested Awards that vest pursuant to the foregoing sentence will be extended to the earlier of (i) the original expiration date of the option or (ii) two years from the date of the termination or, if Mr. George were to die prior to the expiration of such two year period, the close of business on the first business day following the later of the expiration of (x) the two year period or (y) the one-year period beginning on the date of Mr. George's death, but in no event will such awards be exercisable following their respective stated terms. In limited circumstances involving a termination of his employment without cause or for good reason within six months following a change in control of QVC (as defined in his employment agreement), Mr. George's equity awards would vest in full and his vested options would thereafter remain exercisable until the original expiration date of such options. In the case of Mr. George's death or disability (as defined in the agreement), the agreement provides for the right to receive his base salary for a period of one year, his accrued base salary through the date of termination, unpaid expenses, any declared but unpaid bonus for the calendar year prior to the year in which the termination occurs, his vested benefits and any amounts due under applicable law. In addition, the Pre-2011 Vested Awards, the Pre-2011 Unvested Awards and the 2011 Granted Awards will immediately vest and become exercisable (to the extent not already vested) and will be exercisable throughout the remainder of the full original term of such equity award.

        As a condition to Mr. George's receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods for his equity grants, Mr. George must execute a severance agreement and release in favor of QVC in accordance with the procedures set forth in the employment agreement. Mr. George's receipt of severance benefits is also conditioned on his compliance with the post-termination non-compete restrictions in his employment agreement.

  Richard N. Baer

        Employment Agreement.    On November 7, 2012, Old LMC entered into an executive employment agreement (the employment agreement), effective October 31, 2012, with Richard Baer. Mr. Baer served as an independent contractor providing consulting services to Old LMC and Liberty Interactive from October 31, 2012 until the start of his employment as Senior Vice President and General Counsel with the companies on January 1, 2013. The employment agreement was assigned to Liberty Media in connection with the LMC Spin-Off. The agreement provides for, among other things, a four year term ending on December 31, 2016, with an annual base salary of $825,000, subject to adjustments at Liberty Media's discretion, and an annual discretionary bonus beginning in the calendar year 2013. Pursuant to the terms of the agreement, Mr. Baer's target bonus for each year is 100% of his annual base salary for that year, and in no event will his bonus for any year be greater than two times his annual base salary. Mr. Baer is also entitled to certain benefits and perquisites available to Liberty Media's senior executives. Pursuant to the agreement, on November 8, 2012, as part of the consideration for his services under the employment agreement, Mr. Baer was granted a combination of options and restricted shares. One-half of these options vest on December 31, 2015, with the remaining options vesting on December 31, 2016, and one-half of these restricted shares vest on each of December 15, 2015 and December 15, 2016, in each case, subject to Mr. Baer being employed by our company on the applicable vesting date and to the early vesting events described below. The options have a term of 10 years. The other terms and conditions of Mr. Baer's options and restricted shares, including acceleration and continued exercisability in connection with certain terminations of employment, are described in the applicable award agreements.

        The agreement provides that, in the event Mr. Baer is terminated for cause (as defined in the employment agreement), he will be entitled to his accrued but unpaid base salary through the date of termination and any unpaid expenses. If, however, Mr. Baer terminates his employment for good reason (as defined in the employment agreement) or if his employment is terminated without cause (as defined in the employment agreement), then he is entitled to receive his accrued but unpaid base salary, any unpaid expenses, any accrued but unpaid bonus from the prior year and a severance payment of two times his annual base salary at the time of termination. If Mr. Baer terminates his employment without good reason (as defined in the employment agreement), he is entitled to receive any accrued but unpaid base salary, any accrued but unpaid bonus from the prior year and any unpaid expenses. In the case of Mr. Baer's death or disability (as defined in the employment agreement), the employment agreement provides for the right for his estate or him, as applicable, to receive any accrued but unpaid base salary, any unpaid expenses, any accrued but unpaid bonus from the prior year and a severance payment of two times his annual base salary at the time of death or disability (as defined in the employment agreement). As a condition to Mr. Baer's receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods described in the grant agreements for the equity grants, Mr. Baer must execute a severance agreement and release in favor of Liberty Media in accordance with the procedures set forth in the employment agreement.

        Although we are not a party to Mr. Baer's employment agreement, we are obligated to reimburse Liberty Media for our allocable portion of any payments made to Mr. Baer thereunder (other than payments relating to equity awards which are directly settled with the applicable issuer) pursuant to the services agreement.

  Equity Incentive Plans

        The 2010 Incentive Plan and 2012 Incentive Plan are administered by the compensation committee of our board of directors. The compensation committee has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The existing incentive plans are designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company. Our compensation committee may grant non-qualified stock options, SARs, restricted shares, cash awards, performance awards or any combination of the foregoing under the existing incentive plans (collectively, awards).

        As of March 31, 2014, (i) the maximum number of shares of our common stock with respect to which awards may be issued under the 2010 Incentive Plan is 42,950,000 and under the 2012 Incentive Plan is 40,000,000, subject, in each case, to anti-dilution and other adjustment provisions of the respective plans, and (ii) with limited exceptions, no person may be granted in any calendar year awards covering more than 6,874,244 shares of our common stock under the 2010 Incentive Plan and 8,000,000 shares of our common stock under the 2012 Incentive Plan (subject, in each case, to anti-dilution and other adjustment provisions of the plans) nor may any person receive under each of the existing incentive plans payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the existing incentive plans are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. Each of the 2010 Incentive Plan and the 2012 Incentive Plan has a 5 year term.

  2006 Deferred Compensation Plan

        Effective for the year beginning January 1, 2007 and until the time of the LMC Split-Off, officers of our company at the level of Senior Vice President and above were eligible to participate in the Liberty Media Corporation 2006 Deferred Compensation Plan (as amended, the 2006 deferred compensation plan). In connection with the LMC Split-Off (pursuant to which employees of our company became employees of Old LMC), Old LMC assumed this plan and all obligations outstanding thereunder. In connection with the LMC Spin-Off, Liberty Media assumed this plan and all obligations outstanding thereunder. Prior to the assumption of this plan by Old LMC, each eligible officer of our company, including our Chief Executive Officer, principal financial officer and principal accounting officer, could elect to defer up to 50% of his annual base salary and the cash portion of his performance bonus under the 2006 deferred compensation plan. Elections were required to be made in advance of certain deadlines and could include (1) the selection of a payment date, which generally could not be later than 30 years from the end of the year in which the applicable compensation is initially deferred, and (2) the form of distribution, such as a lump-sum payment or substantially equal annual installments over two to five years. Compensation deferred under the 2006 deferred compensation plan earned interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter.

        Following the LMC Split-Off, our officers are no longer permitted to elect the deferral of a portion of their base salary and performance bonus allocable to our company. Mr. Shean took advantage of a one-time deferral opportunity in 2011 with respect to a portion of his 2011 performance-bonus that was allocable to and paid by our company, and we will be responsible for the payment of such deferred amount and all interest thereon going forward.

 Grants of Plan-Based Awards

        The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2013 to the named executive officers.

		Estimated Future Payouts under Non-equity Incentive Plan Awards
Name	Grant Date(1)	Threshold ($)(2)	Target ($)	Maximum ($)(3)
Gregory B. Maffei	2/4/2013	—	—	6,945,752
Richard N. Baer	2/4/2013	—	—	1,650,000
Michael A. George	2/26/2013	—	—	2,758,340
Albert E. Rosenthaler	2/4/2013	—	—	1,065,432
Christopher W. Shean	2/4/2013	—	—	1,189,650

(1)
Reflects the date on which our compensation committee established the terms of the 2013 performance-based bonus program, as described under "—Compensation Discussion and Analysis—Elements of 2013 Executive Compensation—2013 Performance-based Bonuses—Liberty Awards—Overview" and "—Compensation Discussion and Analysis—Elements of 2013 Executive Compensation—2013 Performance-based Bonuses—QVC Award."

(2)
Our 2013 performance-based bonus program does not provide for a threshold bonus amount. The program also does not provide for a target payout amount for any named executive officer that would be payable upon satisfaction of the performance criteria under the 2013 performance-based bonus program. For the actual bonuses paid by our company and QVC, as applicable, see the amounts included for 2013 in the column entitled Non-Equity Incentive Plan Compensation in the "Summary Compensation Table" above.

(3)
With respect to Messrs. Maffei, Baer, Rosenthaler and Shean, represents the maximum amount that would have been payable to each named executive officer assuming (x) the Threshold was met in order to permit the maximum bonus amounts to have been payable, (y) the full 60% of the participant's maximum bonus amount attributable to individual performance was attained and (z) the full 40% of the participant's maximum bonus amount attributable to corporate performance of our company was attained, and does not give effect to the allocation of any portion of such maximum bonus amount to Liberty Media under the services agreement. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2013 Executive Compensation—2013 Performance-based Bonuses—Liberty Awards—Overview." With respect to Mr. George, represents the maximum amount that would have been payable to Mr. George assuming (x) the highest QVC EBITDA growth target of 9.2% was achieved and (y) Mr. George's individual performance warranted the maximum additional increase of his bonus determined based on QVC EBITDA growth. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2013 Executive Compensation—2013 Performance-based Bonuses—QVC Award."

Outstanding Equity Awards at Fiscal Year-End

        The following table contains information regarding unexercised options and unvested shares of our common stock which were outstanding as of December 31, 2013 and held by the named executive officers.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Gregory B. Maffei
Option Awards
LINTA	441,817	—		21.84	3/29/14	—		—
LINTA	446,089	—		19.255	12/24/14	—		—
LINTA	1,339,587	—		19.255	12/16/15	—		—
LINTA	990,651	990,652	(1)	19.255	12/17/19	—		—
LINTA	1,975,899	1,975,899	(1)	19.255	12/17/19	—		—
LVNTA	22,113	—		56.91	3/29/14	—		—
LVNTA	22,513	—		58.80	12/24/14	—		—
LVNTA	66,950	—		58.80	12/16/15	—		—
LVNTA	50,325	50,326	(1)	58.80	12/17/19	—		—
LVNTA	89,090	89,090	(1)	58.80	12/17/19	—		—
Stock Awards
LINTA	—	—		—	—	467,748	(1)	13,728,404
LINTA	—	—		—	—	828,044	(1)	24,303,091
LVNTA	—	—		—	—	47,092	(1)	5,773,008
LVNTA	—	—		—	—	26,602	(1)	3,261,139
Richard N. Baer
Option Awards
LINTA	—	516,443	(2)	19.83	11/8/22	—		—
LVNTA	—	26,010	(2)	56.86	11/8/22	—		—
Stock Awards
LINTA	—	—		—	—	90,377	(3)	2,652,565
LVNTA	—	—		—	—	4,552	(3)	558,030
Michael A. George
Option Awards
LINTA	103,646	—		19.255	2/27/16	—		—
LINTA	22,859	—		19.255	2/27/16	—		—
LINTA	694,943	—		19.255	4/6/16	—		—
LINTA	98,371	—		19.255	4/6/16	—		—
LINTA	400,924	—		19.255	3/1/17	—		—
LINTA	123,340	61,670	(4)	19.255	3/1/17	—		—
LINTA	—	3,166,911	(5)	19.255	3/2/18	—		—
LVNTA	5,179	—		58.80	2/27/16	—		—
LVNTA	1,103	—		58.80	2/27/16	—		—
LVNTA	34,737	—		58.80	4/6/16	—		—
LVNTA	4,742	—		58.80	4/6/16	—		—

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
LVNTA	20,051	—		58.80	3/1/17	—		—
LVNTA	5,742	2,872	(4)	58.80	3/1/17	—		—
LVNTA	—	146,180	(5)	58.80	3/2/18	—		—
Stock Awards
LINTA	—	—		—	—	26,786	(6)	786,169
LINTA	—	—		—	—	18,515	(4)	543,415
LINTA	—	—		—	—	540,383	(5)	15,860,241
LVNTA	—	—		—	—	1,339	(6)	164,148
LVNTA	—	—		—	—	1,139	(4)	139,630
LVNTA	—	—		—	—	39,194	(5)	4,804,792
Albert E. Rosenthaler
Option Awards
LINTA	6,523	—		19.255	12/17/16	—		—
LINTA	—	353,564	(7)	19.255	3/19/20	—		—
LVNTA	307	—		58.80	12/17/16	—		—
LVNTA	—	16,381	(7)	58,80	3/19/20	—		—
Stock Awards
LINTA	—	—		—	—	79,269	(7)	2,326,545
LVNTA	—	—		—	—	5,250	(7)	643,598
Christopher W. Shean
Option Awards
LINTA	—	353,564	(7)	19.255	3/19/20	—		—
LVNTA	3,367	—		58.80	12/24/14	—		—
LVNTA	6,420	—		58.80	12/16/15	—		—
LVNTA	1,226	—		58.80	12/17/16	—		—
LVNTA	5,622	—		58.80	12/17/16	—		—
LVNTA	8,190	16,381	(7)	58.80	3/19/20	—		—
Stock Awards
LINTA	—	—		—	—	79,269	(7)	2,326,545
LVNTA	—	—		—	—	5,250	(7)	643,598

(1)
Vests in full on December 17, 2014.

(2)
Vests 50% on December 31, 2015 and 50% on December 31, 2016.

(3)
Vests 50% on December 15, 2015 and 50% on December 15, 2016.

(4)
Vested in full on March 1, 2014.

(5)
Vests 50% on December 15, 2014 and 50% on December 15, 2015.

(6)
Vested in full on March 1, 2014.

(7)
Vests 50% on June 30, 2014 and 50% on December 31, 2015.

Option Exercises and Stock Vested

        The following table sets forth information concerning the exercise of vested options and the vesting of restricted stock held by our named executive officers (with the exception of Mr. Baer, who had no exercises of vested options or vesting of restricted stock), in each case, during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)
Gregory B. Maffei
LINTA	—	—	1,295,792		(2)
LVNTA	—	—	73,693		(2)
Michael A. George
LINTA	—	—	268,148	2,628,881
LVNTA	—	—	14,050	458,691
Albert E. Rosenthaler
LINTA	373,414	3,052,042	51,029		(2)
LVNTA	17,996	1,004,902	3,272		(2)
Christopher W. Shean
LINTA	595,557	4,051,088	51,029		(2)
LVNTA	9,414	420,531	3,272		(2)

(1)
Includes shares withheld in payment of withholding taxes at election of holder.

(2)
On December 4, 2012 (the Grant Date), to effect our 2012 option modification program, our compensation committee approved the acceleration of each unvested in-the-money option to acquire shares of LINTA and LVNTA held by certain of its and its subsidiaries' officers (collectively, the Eligible Optionholders), including our then- and our current-named executive officers Messrs. Maffei, George, Rosenthaler and Shean. Following this acceleration, also on the Grant Date, each Eligible Optionholder exercised, on a net settled basis, substantially all of his or her outstanding in-the-money vested and unvested options to acquire LINTA or LVNTA shares (the Eligible Options) and with respect to each unvested Eligible Option, each Eligible Optionholder acquired LINTA or LVNTA shares which have a vesting schedule identical to that of the unvested Eligible Option.

The Value column below represents the value related to awards that were subject to continued vesting requirements as of the Grant Date, but which vested during the twelve months ended December 31, 2013. Such value was realized by the applicable named executive officer in 2012 and therefore included in our proxy statement relating to our

  2013 annual meeting of stockholders under "Executive Compensation—Option Exercises and Stock Vested".

Name	Number of shares acquired upon lapse of restriction (#)	Value ($)
Gregory B. Maffei
LINTA	1,295,792	24,950,475
LVNTA	73,693	4,333,148
Michael A. George
LINTA	141,362	2,721,925
LVNTA	7,711	453,407
Albert E. Rosenthaler
LINTA	51,029	982,563
LVNTA	3,272	192,394
Christopher W. Shean
LINTA	51,029	982,563
LVNTA	3,272	192,394

Nonqualified Deferred Compensation Plans

          The following table sets forth certain information regarding the 2006 nonqualified deferred compensation plan in which Mr. Shean participated during the year ended December 31, 2013. During December, 31, 2013, no other named executive officers participated in the 2006 deferred compensation plan.

Name	Executive contributions in 2013 ($)	Registrant contributions in 2013 ($)	Aggregate earnings in 2013 ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/13 ($)(1)(2)
Christopher W. Shean	—	—	3,396	—	6,415

(1)
As described above in "—Executive Compensation Arrangements—2006 Deferred Compensation Plan," Mr. Shean was permitted a one-time deferral election under the 2006 deferred compensation plan following the LMC Split-Off with respect to $32,336, which represented 10% of a portion of his 2011 performance-based bonus that was allocable to and paid by our company. Although such amount was transferred to Old LMC upon its assumption of the plan and obligations thereunder in connection with the LMC Split-Off (and later by Liberty Media in connection with the LMC Spin-Off), Liberty Interactive will be responsible for the payment of the $32,336 of deferred principal amount and for the payment of interest income at the rate of 9% per annum, compounded quarterly, thereon. In 2013, the amount of such interest for which Liberty Interactive is responsible for was $3,396. Of this amount, $777 was reported in the "Summary Compensation Table" as above-market earnings that were credited to Mr. Shean's deferred compensation account during 2013.

(2)
In our prior year proxy statements, we reported the following above-market earnings that were credited as interest to Mr. Shean's deferred compensation accounts during the years reported:

Amount ($)
2012	2011	2010
667	8,905	8,588

Potential Payments Upon Termination or Change-in-Control

        The following table sets forth the potential payments to our named executive officers if their employment had terminated or a change in control had occurred, in each case, as of December 31, 2013. In the event of such a termination or change in control, the actual amounts may be different due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

        The amounts provided in the tables are based on the closing market prices on December 31, 2013, the last trading day of such year, for our Series A Liberty Interactive common stock and Series A Liberty Ventures common stock, which were $29.35 and $122.59, respectively. The value of the options and SARs shown in the table is based on the spread between the exercise or base price of the award and the applicable closing market price. The value of the restricted stock shown in the table is based on the applicable closing market price and the number of shares unvested.

        Each of our named executive officers has received awards and payments under the existing incentive plans. Additionally, each of Messrs. Maffei, Baer and George is entitled to certain payments and acceleration rights upon termination under his respective employment agreement. See "—Executive Compensation Arrangements" above and "Potential Payments Upon Termination or Change-in-Control—Termination Without Cause or for Good Reason" below.

        The circumstances giving rise to these potential payments and a brief summary of the provisions governing their payout are described below and in the footnotes to the table (other than those described under "—Executive Compensation Arrangements," which are incorporated by reference herein):

        Voluntary Termination.    Each of the named executive officers holds equity awards that were issued under our existing incentive plans. Under these plans and the related award agreements, in the event of a voluntary termination of his employment with our company for any reason, each named executive officer would only have a right to the equity grants that vested prior to his termination date, except that each of Mr. Maffei, Mr. George and Mr. Baer has certain acceleration rights with respect to his equity awards and is entitled to certain other benefits upon a voluntary termination of his employment with our company for good reason (as defined in their respective employment agreements). See "—Executive Compensation Arrangements—Gregory B. Maffei," and "—Executive Compensation Arrangements—Michael A. George" above. See also "Potential Payments Upon Termination or Change-in-Control—Termination Without Cause or for Good Reason" below. Neither Mr. Shean nor Mr. Rosenthaler is entitled to any severance payments or other benefits upon a voluntary termination of his employment for any reason.

        Termination for Cause.    All outstanding equity grants constituting options or stock appreciation rights, whether unvested or vested but not yet exercised, and all equity grants constituting unvested restricted shares under the existing incentive plans would be forfeited by any named executive officer (other than Mr. Maffei and Mr. George in the case of equity grants constituting options or similar rights) who is terminated for "cause." The existing incentive plans, which govern the awards unless there is a different definition in the applicable award agreement, define "cause" as insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided that, if such termination is within 12 months after a change in control (as described below), "cause" means a felony conviction for fraud, misappropriation or embezzlement. Each of Mr. Maffei and Mr. George has certain rights to exercise vested options or similar rights following a termination for cause and the employment agreements of Mr. Maffei, Mr. Baer and Mr. George have definitions of cause that are different from the definition under the incentive plan. See "—Executive Compensation Arrangements" above.

        Termination Without Cause or for Good Reason.    Pursuant to their respective employment agreements, each of Mr. Maffei's and Mr. George's options and restricted shares are subject to acceleration upon a termination of his employment without cause or for good reason. Each of them is also entitled under certain circumstances to severance payments and other benefits upon a termination without cause or for good reason. See "—Executive Compensation Arrangements—Gregory B. Maffei" and "—Executive Compensation Arrangements—Michael A. George above.

        The award agreements relating to Mr. Baer's multi-year award provide that upon a termination of his employment without cause or for good reason (each as defined in his employment agreement), a pro rata portion of his unvested options and restricted shares as of the date of termination will vest based on the portion of the vesting period elapsed through the termination date plus 365 days. This pro rata vesting is applied separately with respect to each tranche of his options and restricted shares based on the vesting period for that tranche. Mr. Baer is also entitled under certain circumstances to severance payments and other benefits upon a termination of his employment without cause or for good reason. See "—Executive Compensation Arrangements—Richard N. Baer.

        Messrs. Shean's and Rosenthaler's multi-year awards, which are their only unvested awards, provide for vesting upon a termination without cause of those options or restricted shares, as applicable, that would have vested during the 12-month period following the termination date if such person had remained an employee, plus a pro rata portion of the remaining unvested options or restricted shares, as applicable, based on the portion of the vesting period elapsed through the termination date. Neither of these officers is entitled to any severance pay or other benefits upon a termination without cause.

        Death.    In the event of death of any of the named executive officers, the existing incentive plans and applicable award agreements provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share awards.

        Each of Mr. Maffei, Mr. George and Mr. Baer is also entitled to certain payments and other benefits if he dies while employed by our company. See "Executive Compensation Arrangements" above.

        No amounts are shown for payments pursuant to life insurance policies, which we make available to all our employees.

        Disability.    If the employment of any of the named executive officers is terminated due to disability, which is defined in the incentive plans or applicable award agreements, such plans or agreements provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share awards.

        Each of Mr. Maffei, Mr. George and Mr. Baer is also entitled to certain payments and other benefits upon a termination of his employment due to disability. See "Executive Compensation Arrangements" above.

        No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees.

        Change in Control.    In case of a change in control, the incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share awards held by the named executive officers. A change in control is generally defined as:

  •
  The acquisition by a non-exempt person (as defined in the incentive plans) of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares of our company ordinarily having the right to vote in the election of directors, other than pursuant to a transaction approved by our board of directors.

  •
  The individuals constituting our board of directors over any two consecutive years cease to constitute at least a majority of the board, subject to certain exceptions that permit the board to approve new members by approval of at least two-thirds of the remaining directors.

  •
  Any merger, consolidation or binding share exchange that causes the persons who were common stockholders of our company immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of the assets of the company or the dissolution of the company.

        In the case of a change in control described in the last bullet point, our compensation committee may determine not to accelerate the existing equity awards of the named executive officers if equivalent awards will be substituted for the existing awards, except that Mr. Maffei's awards may also be subject to acceleration upon a change in control, including of the type described in the last bullet point, pursuant to the terms of his Agreement Regarding LINTA Equity Awards. See "—Executive Compensation Arrangements—Gregory B. Maffei" above. For purposes of the tabular presentation below, we have assumed no such determination was made by the compensation committee.

Benefits Payable Upon Termination or Change-in-Control

Name	Voluntary Termination ($)		Termination for Cause ($)		Termination Without Cause or for Good Reason ($)		Death ($)		Disability ($)		After a Change in Control ($)
Gregory B. Maffei
Severance(1)	—		—		3,900,000		3,900,000		3,900,000		3,900,000
Options/SARs	67,344,277	(2)	67,344,277	(2)	106,184,956	(3)	106,184,956	(4)	106,184,956	(4)	106,184,956	(4)
Restricted Stock	—		—		47,065,643	(3)	47,065,643	(4)	47,065,643	(4)	47,065,643	(4)
Perquisites(5)	—		—		332,774		—		332,774		—

Total	67,344,277		67,344,277		157,483,372		157,150,598		157,483,372		157,150,598

Richard N. Baer
Severance(6)	—		—		773,724		773,724		773,724		—
Options/SARs	—		—		4,023,389	(7)	6,626,175	(4)	6,626,175	(4)	6,626,175	(4)
Restricted Stock	—		—		1,949,459	(7)	3,210,595	(4)	3,210,595	(4)	3,210,595	(4)

Total	—		—		6,746,572		10,610,493		10,610,493		9,836,769

Michael A. George
Severance(8)	—		—		1,500,000		—		—		1,500,000
Base Compensation Continuing Payment(9)	—		—		1,060,900		1,060,900		1,060,900		1,060,900
Pension Restoration Plan Payout(10)	12,280		12,280		12,280		12,280		12,280		12,280
Options/SARs	19,142,448	(2)	19,142,448	(2)	57,122,964	(11)	61,243,000	(4)	61,243,000	(4)	61,243,000	(4)
Restricted Stock	—		—		20,236,616	(11)	22,298,396	(4)	22,298,396	(4)	22,298,396	(4)

Total	19,154,728		19,154,728		79,932,760		84,614,576		84,614,576		86,114,576

Albert E. Rosenthaler
Options/SARs	85,433	(2)	85,433	(2)	3,901,827	(7)	4,699,606	(4)	4,699,606	(4)	4,699,606	(4)
Restricted Stock	—		—		2,456,615	(7)	2,970,143	(4)	2,970,143	(4)	2,970,143	(4)

Total	85,433		85,433		6,358,442		7,669,748		7,669,748		7,669,748

Christopher W. Shean
Deferred Compensation(12)	38,751	(13)	38,751	(13)	38,751	(13)	38,751	(13)	38,751	(13)	38,751	(14)
Options/SARs	1,583,587	(2)	1,583,587	(2)	5,399,981	(7)	6,197,759	(4)	6,197,759	(4)	6,197,759	(4)
Restricted Stock	—		—		2,456,615	(7)	2,970,143	(4)	2,970,143	(4)	2,970,143	(4)

Total	1,622,338		1,622,338		7,895,347		9,206,653		9,206,653		9,206,653

(1)
If Mr. Maffei's employment had been terminated at Liberty Media's election for any reason (other than cause) or by Mr. Maffei for good reason (as defined in his employment agreement) (whether before or within a specified period following a change in control), as of December 31, 2013, he would have been entitled to receive a lump sum payment of $7,800,000. See "—Executive Compensation Arrangements—Gregory B. Maffei" above. The 50% of such lump sum severance payment that would have been allocable to Liberty Media pursuant to the services agreement is not reflected in the table.

(2)
Based on the number of vested options and SARs held by each named executive officer at year-end. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above.

(3)
Based on (i) the number of vested options and SARs held by Mr. Maffei at year-end and (ii) the number of unvested options and shares of restricted stock held by Mr. Maffei at year-end that would vest pursuant to the forward-vesting provisions in his employment agreement if he were terminated without cause or for good reason at year-end. See "—Executive Compensation Arrangements—Gregory B. Maffei" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(4)
Based on (i) the number of vested options and SARs and (ii) the number of unvested options and SARs and the number of shares of restricted stock, in each case, held by each named executive officer at year-end. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above. In addition, if Mr. George's employment with QVC had been terminated at QVC's election without cause or by Mr. George for good reason (as defined in his employment agreement) within six months following a change in control of QVC, his awards would have vested in full.

(5)
If Mr. Maffei's employment had been terminated at Liberty Media's election for any reason (other than cause) or by Mr. Maffei for good reason (as defined in his employment agreement) or by reason of disability, as of December 31, 2013, he would have been entitled to receive personal use of the corporate aircraft for 120 hours per year over an 18-month period. Perquisite amount of $658,048 includes (i) the maximum potential incremental cost of using the corporate aircraft for 180 hours based on an hourly average of the incremental cost of use of the corporate aircraft and (ii) an estimate for personal use of the corporate apartment over the same 18-month period. The 50% of such perquisite expense that would have been allocable to Liberty Media pursuant to the services agreement is not reflected in the table.

(6)
If Mr. Baer's employment had been terminated due to his death or disability or at Liberty Media's election without cause or by Mr. Baer for good reason (as defined in his employment agreement), as of December 31, 2013, he would have been entitled to receive a lump sum payment in an amount equal to two times his base salary then in effect. See "—Executive Compensation Arrangements—Richard N. Baer" above. The 52% of such lump sum severance payment that would have been allocable to Liberty Media pursuant to the services agreement is not reflected in the table.

(7)
Based on (i) the number of vested options and SARs held by such named executive officer at year-end and (ii) the number of unvested options and SARs and the number of shares of restricted stock held by such named executive officer at year-end that would vest pursuant to the forward-vesting provisions in such named executive officer's award agreements if he were terminated without cause or, in the case of Mr. Baer, if he voluntarily terminated for good reason, at year-end. See the "Outstanding Equity Awards at Fiscal Year-End" table and "Potential Payments Upon Termination or Change-in-Control—Termination Without Cause or for Good Reason" above.

(8)
If Mr. George's employment had been terminated at QVC's election without cause or by Mr. George for good reason (as defined in his employment agreement) (whether before or within a specified period following a change in control), as of December 31, 2013, he would have been entitled to receive a lump sum payment of $1,500,000. See "—Executive Compensation Arrangements—Michael A. George" above.

(9)
If Mr. George's employment had been terminated at QVC's election without cause or by Mr. George for good reason (whether before or within a specified period following a change in control) or in the event of his death or disability, he would have been entitled to receive a base compensation continuing payment for one year equal to his base salary upon termination.

(10)
Under the Pension Restoration Plan, upon separation from service, a participant would receive a lump sum payment of the vested percentage of such participant's account on the first day of the month following such separation, in this case, January 1, 2014.

(11)
Based on (i) the number of vested options held by Mr. George at year-end, (ii) the number of Pre-2011 Unvested Awards that would vest within 365 days of his termination and (iii) the portion of the 2011 Granted Awards that would vest pursuant to the forward-vesting terms of his employment agreement upon a termination without cause or for good reason at year-end. See "—Executive Compensation Arrangements—Michael A. George" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(12)
Represents deferred compensation payable to Mr. Shean based on a one-time deferral election of a portion of his annual cash bonus that was allocable to and paid by Liberty Interactive pursuant to the services agreement. See "—Executive Compensation Arrangements—2006 Deferred Compensation Plan" and "—Nonqualified Deferred Compensation Plans" above for more information.

(13)
Under the 2006 deferred compensation plan, we do not and Liberty Media does not have an acceleration right to pay out account balances to Mr. Shean upon this type of termination. However, Mr. Shean had the right to file an election at the time of his initial deferral to receive distributions under the 2006 deferred compensation plan upon his separation from service, including under these circumstances. For purposes of the tabular presentation above, we have assumed that Mr. Shean has elected to receive payout upon a separation from service of all deferred compensation, including interest.

(14)
The 2006 deferred compensation plan provides Liberty Media's compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control of Liberty Media and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation above).

DIRECTOR COMPENSATION

        In the interest of maintaining consistent disclosure with the tables set forth in this section and in "Executive Compensation" above, we have not adjusted any of the LVNTA and LVNTB share numbers described throughout this section to reflect changes resulting from our April 2014 stock split.

Nonemployee Directors

        Director Fees.    Each of our directors who is not an employee of our company is paid an annual fee of $175,000 (which, in 2013, was $169,000) (which we refer to as the director fee), of which $85,000 ($83,000 in 2013) is payable in cash and the balance is payable in restricted shares or options to purchase shares of LINTA or LVNTA. See "—Director Restricted Share Grants" and "—Director Option Grants" below for information on the incentive awards granted in 2013 to the nonemployee directors. We do not offer our directors residing outside of Colorado a fee for attending meetings at our offices in Englewood, Colorado, however we did offer such a fee with respect to meetings in 2013 in the amount of $2,000 per meeting. The chairman of the audit committee of our board of directors and each other member of that committee is paid an additional annual fee of $30,000. With respect to our executive committee, each nonemployee member thereof receives an additional annual fee of $10,000 for his participation on the committee. With respect to our compensation committee and nominating and corporate governance committee, each member thereof receives an additional annual fee of $10,000 for his or her participation on each such committee, except that any committee member who is also the chairman of that committee instead receives an additional annual fee of $20,000 for his or her participation on that committee. The cash portion of the director fees, the meeting fees and the fees for participation on committees are payable quarterly in arrears.

        Charitable Contributions.    If a director makes a donation to our political action committee, we will make a matching donation to a charity of his or her choice in an amount not to exceed $10,000.

        Equity Incentive Plans.    The Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended (the 2002 director plan) and the Liberty Interactive Corporation 2011 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended (the 2011 director plan) are administered by our entire board of directors. Our board of directors has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The 2002 director plan and the 2011 director plan are designed to provide our nonemployee directors with additional remuneration for services rendered, to encourage their investment in our common stock and to aid in attracting persons of exceptional ability to become nonemployee directors of our company. Our board of directors may grant non-qualified stock options, SARs, restricted shares and cash awards or any combination of the foregoing under the 2011 director plan. The 2002 director plan expired according to its terms on December 17, 2012, and as a result no further grants are permitted under this plan

        As of March 31, 2014, the maximum number of shares of our common stock with respect to which awards may be issued under the 2011 director plan is 855,000, subject to anti-dilution and other adjustment provisions of the respective plans. Shares of our common stock issuable pursuant to awards made under the 2011 director plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company.

        In 2013, each of our non-employee directors was given a choice of receiving his or her annual equity grant in the form of restricted shares or options.

        Director Restricted Share Grants.    Pursuant to our director compensation policy described above and the 2011 director plan, on December 16, 2013, each of Mr. Rapley, Mr. Romrell, Dr. Evan Malone and Ms. Wong were granted 2,558 restricted shares of LINTA and 159 restricted shares of LVNTA and

Mr. Gilchrist was granted 159 restricted shares of LVNTA. These restricted shares will vest on the second anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and will be forfeited if the grantee resigns or is removed from the board before the vesting date.

        Director Option Grants.    Pursuant to our director compensation policy described above and the 2011 director plan, on December 16, 2013, each of Messrs. Robison and Gilchrist were granted options to purchase 6,396 shares of LINTA at an exercise price equal to $27.73 and Mr. Robison was granted options to purchase 330 shares of LVNTA at an exercise price equal to $116.91, which, in each case, was the closing price of such stock on the grant date. The per share grant date fair value of these options for each director was $11.4781 with respect to the LINTA options and $53.1256 with respect to the LVNTA options. The options will become exercisable on the second anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and will be terminated without becoming exercisable if the grantee resigns or is removed from the board before the vesting date. Once vested, the options will remain exercisable until the seventh anniversary of the grant date, or, if earlier, until the first business day following the first anniversary of the date the grantee ceases to be a director.

        Director Deferred Compensation Plan.    Effective beginning in the fourth quarter of 2013, directors of our company are eligible to participate in the Liberty Interactive Corporation Nonemployee Director Deferred Compensation Plan (the director deferred compensation plan), pursuant to which eligible directors of our company can elect to defer all or any portion of their annual cash fees that they would otherwise be entitled to receive. The deferral of such annual cash fees shall be effected by a reduction in the quarterly payment of such annual cash fees by the percentage specified in the director's election. Elections are required to be made in advance of certain deadlines, which generally must be on or before the close of business on December 31 of the year prior to the year to which the director's election will apply, and elections must include the form of distribution, such as a lump-sum payment or substantially equal installments over a period not to exceed ten years. Compensation deferred under the director deferred compensation plan earned interest at the rate of 9% per year, compounded quarterly at the end of each calendar quarter.

John C. Malone

        In connection with the merger of TCI and AT&T in 1999, an employment agreement between John C. Malone and TCI was assigned to our company. In connection with the LMC Split-Off and the LMC Spin-Off, Mr. Malone's employment agreement (as amended) and his deferred compensation arrangements, as described below, were assumed by Old LMC and later Liberty Media. The term of Mr. Malone's employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600, subject to increase with board approval. The employment agreement was amended in 2003 to provide for payment or reimbursement of personal expenses, including professional fees and other expenses incurred by Mr. Malone for estate, tax planning and other services, and for personal use of corporate aircraft and flight crew. The aggregate amount of such payments or reimbursements and the value of his personal use of corporate aircraft was originally limited to $500,000 per year but increased to $1 million effective January 1, 2007 by our compensation committee. Although the "Director Compensation Table" table below reflects the portion of the aggregate incremental cost of Mr. Malone's personal use of our corporate aircraft attributable to our company, the value of his aircraft use for purposes of his employment agreement is determined in accordance with SIFL, which aggregated $205,831 for use of the aircraft by our company and Old LMC during the year ended December 31, 2013. A portion of the costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, incurred with respect to Mr. Malone were allocated to our company and reimbursed to Liberty Media under the services agreement.

        In December 2008, the compensation committee determined to modify Mr. Malone's employment arrangements to permit Mr. Malone to begin receiving fixed monthly payments in 2009, while he remains employed by our company, in satisfaction of our obligations to him under a 1993 deferred compensation arrangement, a 1982 deferred compensation arrangement and an installment severance plan, in each case, entered into with him by our predecessors (and which had been assumed by our company). At the time of the amendment, the amounts owed to Mr. Malone under these arrangements aggregated approximately $2.4 million, $20 million and $39 million, respectively. As a result of these modifications, Mr. Malone receives 240 equal monthly installments, which commenced February 2009, of: (1) approximately $20,000 under the 1993 deferred compensation arrangement, (2) approximately $237,000 under the 1982 deferred compensation arrangement and (3) approximately $164,000 under the installment severance plan. Interest ceased to accrue under the installment severance plan once these payments began; however, interest continues to accrue on the 1993 deferred compensation arrangement at a rate of 8% per annum and on the 1982 deferred compensation arrangement at a rate of 13% per annum. Following certain termination events, Mr. Malone (or, in the event of Mr. Malone's death, his beneficiaries) would be entitled to receive the remaining payments under these arrangements, subject to certain conditions. In connection with the LMC Split-Off and the LMC Spin-Off, Old LMC and later Liberty Media assumed all outstanding obligations under these deferred compensation arrangements and the installment severance plan.

        Under the terms of Mr. Malone's employment agreement, he is entitled to receive upon the termination of his employment for any reason (other than for death or "cause"), a lump sum equal to his salary for a period of 5 full years following termination (calculated on the basis of $2,600 per annum, the lump sum severance payment). As described above, in connection with the LMC Split-Off and later the LMC Spin-Off, Liberty Media assumed Mr. Malone's employment agreement and all outstanding obligations thereunder, and we will reimburse Liberty Media for our allocated portion of any such lump sum severance payments made thereunder.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	All other compensation ($)(4)		Total ($)
John C. Malone	—		—	—	758,299	(5)(6)(7)	758,299
M. Ian G. Gilchrist	151,000		18,589	73,414	—		243,003
Evan D. Malone	89,000		89,522	—	—		178,522
David E. Rapley	143,000		89,522	—	—		232,522
M. LaVoy Robison	113,000		—	90,945	—		203,945
Larry E. Romrell	123,000		89,522	—	—		212,522
Andrea L. Wong	109,000	(8)	89,522	—	1,000	(9)	199,515

(1)
Gregory B. Maffei, who is a director of our company and a named executive officer, and John C. Malone, who is a director of our company, received no compensation for serving as directors of our company during 2013. However, we are allocated a portion of the compensation paid to Mr. Malone by Liberty Media. See footnotes (5), (6) and (7) below.

(2)
As of December 31, 2013, our directors (other than Mr. Maffei, whose stock incentive awards are listed in "Outstanding Equity Awards at Fiscal Year-End" above) held the following stock incentive awards:

	John C. Malone	M. Ian G. Gilchrist	Evan D. Malone	David E. Rapley	M. LaVoy Robison	Larry E. Romrell	Andrea L. Wong
Options/SARs
LINTA	49,764	16,456	31,090	24,479	40,935	51,977	—
LINTB	432,001	—	—	—	—	—	—
LVNTA	2,470	400	1,552	1,223	2,733	2,596	—
LVNTB	21,867	—	—	—	—	—	—
Restricted Stock
LINTA	—	—	6,448	6,448	—	6,448	6,448
LVNTA	—	159	354	354	—	354	354
(3)
The aggregate grant date fair value of the stock options and restricted stock awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 15 to our consolidated financial statements for the year ended December 31, 2013 (which are included in our Annual Report on Form 10-K as filed with the SEC on February 28, 2014).

(4)
We make available to our directors and personnel tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(5)
Includes the amount of Mr. Malone's base salary of $1,716 and the following amounts, in each case, which were allocated to our company under the services agreement:

Amounts ($)
Reimbursement for personal legal, accounting and tax services	242,557
Compensation related to personal use of corporate aircraft(a)	205,831
Tax payments made on behalf of Mr. Malone	279,205

(a)
Calculated based on aggregate incremental cost of such usage to our company.

Also includes miscellaneous personal expenses, such as courier charges.

Prior to the LMC Split-Off, we owned an apartment in New York City which was primarily used for business purposes. The apartment was assigned to Liberty Media in the LMC Split-Off and later the LMC Spin-Off. Mr. Malone makes use of this apartment and a company car and driver for personal reasons. From time to time, we also pay the cost of miscellaneous shipping and catering expenses for Mr. Malone.

(6)
Also includes $16,830 in matching contributions allocated to our company with respect to the Liberty Media 401(k) Savings Plan.

(7)
Also includes $5,982 in health insurance premiums allocated to our company for the benefit of Mr. Malone.

(8)
Includes $27,750 earned by Ms. Wong during the fourth quarter of 2013 and deferred under the director deferred compensation plan.

(9)
Represents $1,000 in a charitable contribution made on behalf of Ms. Wong pursuant to our political action committee matching contribution program.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of December 31, 2013, with respect to shares of our common stock authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders:
Liberty Interactive Corporation 2000 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—	(2)
LINTA	3,178,912	$11.11
LINTB	432,001	$17.92
LVNTA	44,319	$48.28
LVNTB	21,867	$46.69
Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—	(3)
LINTA	196,592	$13.93
LINTB	—	—
LVNTA	11,380	$32.28
LVNTB	—	—
Liberty Interactive Corporation 2007 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			—	(4)
LINTA	4,153,927	$14.25
LINTB	—	—
LVNTA	39,370	$34.09
LVNTB	—	—
Liberty Interactive Corporation 2010 Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			15,403,926
LINTA	19,092,434	$19.70
LINTB	—	—
LVNTA	870,227	$59.24
LVNTB	—	—
Liberty Interactive Corporation 2011 Nonemployee Director Incentive Plan (As Amended and Restated Effective November 7, 2011), as amended			793,591
LINTA	32,912	$22.60
LINTB	—	—
LVNTA	1,130	$78.68
LVNTB	—	—
Liberty Interactive Corporation 2012 Incentive Plan, as amended			36,048,202
LINTA	3,951,798	$19.26
LINTB	—	—
LVNTA	—	—

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
LVNTB	—	—
Equity compensation plans not approved by security holders: None.
Total
LINTA	30,606,575

LINTB	432,001

LVNTA	966,426

LVNTB	21,867

			52,245,719

(1)
Each plan permits grants of, or with respect to, shares of any series of our common stock, subject to a single aggregate limit.

(2)
The Liberty Interactive Corporation 2000 Incentive Plan expired on December 6, 2010 and, as a result, no further grants are permitted under this plan.

(3)
The Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan expired on December 17, 2012 and, as a result, no further grants are permitted under this plan.

(4)
The Liberty Interactive Corporation 2007 Director Incentive Plan expired on June 30, 2012 and, as a result, no further grants are permitted under this plan.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Under our Code of Business Conduct and Ethics and Corporate Governance Guidelines, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed "related party transaction" (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the person designated by our board to address such actual or potential conflicts. No related party transaction may be effected by our company without the approval of the audit committee of our board or another independent body of our board designated to address such actual or potential conflicts.

        The following transactions were approved by an independent committee of our board in accordance with the foregoing.

Lockerz/Ador

        Through a series of previously disclosed investments over the course of a number of years, Gregory B. Maffei, our Chief Executive Officer and a director, and LMC Lockerz, a wholly-owned subsidiary of Liberty Interactive, invested approximately $5.3 million and $17.5 million, respectively, on an aggregate basis, in Lockerz, which was engaged in the business of creating and operating a destination e-commerce, content and community website aimed primarily at teenagers and "Tweens." Mr. Maffei's investments in Lockerz were all made on the same terms as those provided to LMC Lockerz. In October 2013, Lockerz underwent a rebranding and recapitalization to become Ador, Inc., which is engaged in the online fashion marketplace business. In the recapitalization, all Series A, B and C equity in Lockerz was reduced to approximately 0%, and holders of Lockerz' unsecured subordinated promissory notes received approximately 30% of the equity of Ador with LMC Lockerz and Mr. Maffei receiving 14.2% and 5.4%, respectively. A first round of financing in the amount of $700,000, of which $350,000 was paid by LMC Lockerz and Mr. Maffei on a pro rata basis, through the issuance of shares of Ador's Series 1 preferred stock resulted in the issuance of 10% of the equity of Ador, with LMC Lockerz and Mr. Maffei receiving 3.6% and 1.4%, respectively. Following the initial closing of this first round of financing and certain other restructuring events (but prior to the issuance of any employee options), LMC Lockerz and Mr. Maffei held approximately 44.48% and 16.69% of the equity of Ador, respectively. In December 2013, certain assets of Ador were sold to LightInTheBox Holding Co., Ltd. As a result of the sale, payments of approximately $444,000 and $169,000 were made to LMC Lockerz and Mr. Maffei, respectively, pro rata in proportion to their respective ownership interests in Ador. LMC Lockerz and Mr. Maffei are to receive additional payments of approximately $222,000 and $84,500, respectively, in December 2014 and December 2015, subject to former key Ador employees remaining employed by LightInTheBox Holding Co. and offsets for indemnification claims.

STOCKHOLDER PROPOSALS

        This proxy statement relates to our annual meeting of stockholders for the calendar year 2014 which will take place on August 4, 2014. Based solely on the date of our 2014 annual meeting and the date of this proxy statement, (i) a stockholder proposal must be submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on February 23, 2015 in order to be eligible for inclusion in our proxy materials for the annual meeting of stockholders for the calendar year 2015 (the 2015 annual meeting), and (ii) a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, must be received at our executive offices at the foregoing address on or before the close of business on June 5, 2015 to be considered for presentation at the 2015 annual meeting. However, we currently anticipate that the 2015 annual meeting will be held during the second quarter of 2015. If the 2015 annual meeting takes place more than 30 days before or 30 days after August 4, 2015 (the anniversary of the 2014 annual meeting), as currently contemplated, a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, will instead be required to be received at our executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2015 annual meeting is communicated to stockholders or public disclosure of the date of the 2015 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2015 annual meeting.

        All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our charter and bylaws and Delaware law.

ADDITIONAL INFORMATION

        We file periodic reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.libertyinteractive.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (720) 875-5300, and we will provide you with the Annual Report without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01V12F 3 2 D V + Annual Meeting Proxy Card . + A Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3. B Non-Voting Items Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 2. The say-on-pay proposal, to approve, on an advisory basis, the compensation of our named executive officers. For Against Abstain 3. A proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2014. 01 - Evan D. Malone 02 - David E. Rapley 03 - Larry E. Romrell 1. Election of Directors: For Withhold For Withhold For Withhold MMMMMMMMM MMMMMMM MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 MMMMMMMMMMMMMMM C 1234567890 J N T 2 0 1 7 7 7 1 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on August 4, 2014. Vote by Internet • Go to www.envisionreports.com/LINT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone • Follow the instructions provided by the recorded message qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS AUGUST 4, 2014 The undersigned hereby appoint(s) Richard N. Baer and Christopher W. Shean, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A Liberty Interactive common stock, Series B Liberty Interactive common stock, Series A Liberty Ventures common stock and Series B Liberty Ventures common stock held by the undersigned at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on August 4, 2014, at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado 80112 and any adjournment or postponement thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE . Proxy — LIBERTY INTERACTIVE CORPORATION qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

www.envisionreports.com/LINT Step 1: Go to www.envisionreports.com/LINT to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Stockholder Meeting Notice 01V14F + + Important Notice Regarding the Availability of Proxy Materials for the Liberty Interactive Corporation Stockholder Meeting to be Held on August 4, 2014 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at: : Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before July 21, 2014 to facilitate timely delivery. . IMPORTANT ANNUAL MEETING INFORMATION Vote by Internet • Go to www.envisionreports.com/LINT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website NNNNNNNNNNNN NNNNNNNNN NNNNNN C 1234567890 C O Y 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________

Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/LINT. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g Email – Send an email to investorvote@computershare.com with “Proxy Materials Liberty Interactive Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by July 21, 2014. . Stockholder Meeting Notice Liberty Interactive Corporation’s Annual Meeting of Stockholders will be held on August 4, 2014 at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado 80112, at 9:00 a.m., local time. For directions to the Annual Meeting of Stockholders (where you may vote in person), please call (720) 875-5300. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends that you vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. ELECTION OF DIRECTORS Nominees: 01 - Evan D. Malone 02 - David E. Rapley 03 - Larry E. Romrell 2. The say-on-pay proposal, to approve, on an advisory basis, the compensation of our named executive officers; and 3. A proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2014. PLEASE NOTE – THIS NOTICE IS NOT A PROXY CARD AND ACCORDINGLY YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. 01V14F